Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

MATTRESS FIRM, INC.,

BACK TO BED INC.,

M WORLD MATTRESS LLC,

MCSTORES, LLC,

TBE ORLANDO LLC,

MIFORMA, LLC,

HILLTOP LEASING, INC.,

MATTRESS, INC.,

MATTRESS EXPRESS, LLC,

DREAMZ AGENCY, INC.,

GLENN HANEBERG

AND

VITO FAVIA

August 28, 2014

i

TABLE OF CONTENTS

(continued)

EXHIBITS:

Exhibit A	Form of Escrow Agreement
Exhibit B	Haneberg Offer Letter
Exhibit C	Favia Offer Letter

SCHEDULES:

Schedule 1.1(b)	List of Facilities
Schedule 1.1(c)	List of Permits
Schedule 1.1(d)(i)	List of Lease Agreements
Schedule 1.1(d)(iii)	Contracts
Schedule 1.1(k)	Vehicles
Schedule 1.2(a)	Excluded Assets and Personal Property
Schedule 2.2(a)	Historical Accounting Practices
Schedule 2.3	Vendor Payments
Schedule 2.5	Lease Reimbursements
Schedule 4.1(c)	Exception to No Conflict or Breach
Schedule 4.1(d)	Capitalization
Schedule 4.1(f)(i)	Financial Statements
Schedule 4.1(f)(ii)	Net Sales by Facility
Schedule 4.1(g)	Encumbrances on Assets
Schedule 4.1(g)(iii)	Intellectual Property
Schedule 4.1(i)	Employees
Schedule 4.1(k)	Subsequent Events
Schedule 4.1(o)	Environmental
Schedule 4.1(p)	Undisclosed Liabilities
Schedule 4.1(q)(i)	Real Estate
Schedule 4.1(q)(iii)	Real Estate
Schedule 4.1(r)	Insurance
Schedule 8.1(d)	Specific Assumed Leases

DEFINED TERMS

401(k) Plan	Section 4.1(j)
ACWIA	Section 4.1(s)(i)
Agreement	Preamble
Allocation Schedule	Section 1.5
Assets	Section 1.1
Assigned Contracts	Section 1.1(d)
Assigned Permits	Section 1.1(c)
Assignments	Section 3.5(b)
Assumed Leases	Section 1.1(d)
Assumed Liabilities	Section 1.3
Audrey Lane Lease	Section 3.5(g)
Back to Bed	Preamble
Base Amount	Section 2.2(b)
Basket	Section 9.3(c)
Bedding Experts	Preamble
Business	Recitals
Business Day	Section 10.12
Buyer	Preamble
Buyer Damages	Section 9.1
Buyer Excluded Representations	Section 9.3(b)
Buyer Indemnified Persons	Section 9.1
Buyer’s knowledge	Section 4.2
Cap	Section 9.3(a)
Cash Closing Payment	Section 2.6(a)
CERCLA	Section 4.1(o)(vii)
Claim	Section 9.4(b)
Closing	Section 3.1
Closing Balance Sheet	Section 2.2(a)
Closing Date	Section 3.1
COBRA	Section 6.1(e)
Code	Section 1.5
Commercially Reasonable Efforts	Section 1.6
Company Employee	Section 6.1(a)
Confidentiality Agreement	Section 5.3
Contracts	Section 1.1(d)
Current Assets	Section 2.2(d)
Current Liabilities	Section 2.2(d)
Damages	Section 9.2
Direct Claim	Section 9.4(b)
Encumbrances	Section 1.1
Environmental Laws	Section 4.1(o)(vii)
Equipment	Section 1.1(b)
ERISA	Section 4.1(j)
ERISA Affiliate	Section 4.1(j)

Escrow Account	Section 2.6(b)
Escrow Agent	Section 2.6(b)
Escrow Agreement	Section 2.6(b)
Escrow Amount	Section 3.5(d)
Excluded Assets	Section 1.2
Existing Leases	Section 1.1(d)
Existing Seller Facilities	Section 1.1(b)
Favia	Preamble
Favia Offer Letter	Section 3.5(i)
Final Determination Date	Section 4.1(i)(ii)
FLSA	Section 9.5
Financial Statements	Section 4.1(f)(i)
GAAP	Section 2.2(a)
Governmental Authority	Section 3.2(b)
Haneberg	Preamble
Haneberg Offer Letter	Section 3.5(h)
Hazardous Materials	Section 4.1(o)(vii)
Hilltop Lease	Section 3.5(i)
Indemnified Party	Section 9.4(a)
Indemnifying Party	Section 9.4(a)
Infringe	Section 4.1(g)(iii)
Initial Damages Amount	Section 9.6(b)
Initial Release Amount	Section 9.6(b)
Initial Release Date	Section 9.6(b)
Inventory	Section 1.1(b)
IRCA	Section 4.1(s)(i)
IRS	Section 4.1(j)
Leasehold Improvement Amount	Section 2.5
Lender	Section 3.5(j)
material adverse effect	Section 3.4(c)
Mattress Barn	Preamble
Multiemployer Plan	Section 4.1(j)
Net Working Capital	Section 2.2(d)
New Leases	Section 1.1(d)
New Seller Facilities	Section 1.1(b)
Non-Assigned Contract	Section 1.6
Party(ies)	Preamble
Payoff Amount	Section 3.5(j)
Permits	Section 1.1(c)
Person	Section 10.12
Principal(s)	Preamble
Property Taxes	Section 7.3
Protest Letter	Section 2.2(c)
Purchase Price	Section 2.1

v

Refunded Lease Payment	Section 2.4
Remaining Balance	Section 9.6(b)
Restricted Territory	Section 6.2(b)
Retained Liabilities	Section 1.4
Sales Information	Section 4.1(f)(ii)
Secondary Damages Amount	Section 9.6(b)
Secondary Release Amount	Section 9.6(b)
Secondary Release Date	Section 9.6(b)
Seller(s)	Preamble
Seller Benefit Plan	Section 4.1(j)
Seller Damages	Section 9.2
Seller Excluded Representations	Section 9.3(a)
Seller Facilities	Section 1.1(b)
Seller Indemnified Persons	Section 9.2
Seller Lease Adjustment	Section 2.4
Sellers’ Accounting Practices	Section 2.2(a)
Straddle Period	Section 7.3
Stuart Lease	Section 3.5(h)
Summerfield Lease	Section 3.5(h)
Tax Authority	Section 4.1(n)
Tax(es)	Section 4.1(n)
Third Party Claim	Section 9.4(a)
Trademarks	Section 1.1(m)
Transfer Taxes	Section 7.2
Vehicles	Section 1.1(k)
Vendor Payments	Section 2.3
WARN Act	Section 6.1(f)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into this 28th day of August, 2014, by and among MATTRESS FIRM, INC., a Delaware corporation (the “Buyer”), BACK TO BED INC., an Illinois corporation (“Back to Bed”), M WORLD MATTRESS LLC dba Bedding Experts, an Illinois limited liability company (“Bedding Experts”), TBE ORLANDO LLC dba Bedding Experts and dba Mattress Barn, a Florida limited liability company (“Mattress Barn”), MCSTORES, LLC, a Florida limited liability company (“MC”), MIFORMA, LLC, a Florida limited liability company (“Miforma”), HILLTOP LEASING, INC., an Illinois corporation (“Hilltop”), MATTRESS, INC., an Illinois corporation (“Mattress”), MATTRESS EXPRESS, LLC., an Illinois limited liability company (“Express”), DREAMZ AGENCY, INC., an Illinois corporation (“Dreamz” and, together with Back to Bed, Bedding Experts, MC, Miforma, Hilltop, Mattress and Express, the “Sellers” and each individually, a “Seller”), Glenn Haneberg, an individual (“Haneberg”) and Vito Favia, an individual (“Favia” and, together with Haneberg, the “Principals” and each individually, a “Principal”).  The Buyer, the Sellers and the Principals may be referred to herein individually as a “Party” and collectively as the “Parties.”  Back to Bed, Bedding Experts, Mattress Barn and MC are collectively referred to herein as the “Retail Sellers” and, each individually, as a “Retail Seller.”

WHEREAS, the Retail Sellers are engaged in the retail sale of mattresses, bedding and related products (the “Business”);

WHEREAS, the Sellers desire to sell and transfer to the Buyer, and the Buyer desires to purchase and acquire from the Sellers, substantially all of the assets and certain specified liabilities of the Business, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Principals will receive a substantial economic benefit from the consummation of the transactions contemplated herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
THE TRANSACTION

1.1                               Sale and Purchase of the Assets. On the Closing Date (as hereinafter defined), the Sellers agree to sell, convey, transfer, and assign to the Buyer, and the Buyer agrees to purchase and acquire from the Sellers, all of the Sellers’ right, title and interest in and to all of the assets and properties of the Business held by the Sellers on the Closing Date other than the Excluded Assets (as hereinafter defined) (collectively, the “Assets”) free and clear of all mortgages, pledges, liens, encumbrances, charges or other security interests (collectively, “Encumbrances”).  The Assets include the following:

(a)                                 all loaders, ramps, rolling stock and related accessories and equipment owned by the Sellers and used in the Business on the Closing Date;

(b)                                 all of the furniture, trade fixtures, equipment, leasehold improvements, furnishings, computer hardware, machinery, spare parts and tools (collectively, the “Equipment”), supplies, materials and inventory, including mattresses, foundation and box spring units, headboards, footboards, frames and other mattress and bedding accessories (collectively, the “Inventory”), and all other tangible personal property owned by the Sellers and used in the Business on the Closing Date, including all Equipment, Inventory and other tangible personal property located at the facilities listed on Schedule 1.1(b) (the “Existing Seller Facilities”) and any new facilities leased by the Sellers in the ordinary course of business after the date hereof and approved by the Buyer in writing (the “New Seller Facilities,” and, together with the Existing Seller Facilities, the “Seller Facilities”);

(c)                                  to the extent assignable, all right, title and interest in and to all licenses, permits, applications, registrations, exemptions, notices of intent, franchises, consents, waivers, variances, authorizations, approvals and orders issued by any federal, state, municipal or other Governmental Authority (collectively, the “Permits”) relating to the Assets or the Business, including those for Back to Bed listed on Schedule 1.1(c) hereto (collectively, the “Assigned Permits”);

(d)                                 (i) all real property lease agreements related to the Existing Seller Facilities and listed on Schedule 1.1(d)(i) (collectively, the “Existing Leases”), (ii) all real property lease agreements related to the New Seller Facilities approved by the Buyer in writing (collectively, the “New Leases,” and, together with the Existing Leases, the “Assumed Leases”), and (iii) all equipment leases, agreements, contracts, commitments or other legally binding contractual rights or obligations (whether written or oral) (collectively, “Contracts”) entered into by the Sellers in the conduct of the Business and listed on Schedule 1.1(d)(iii) hereto (collectively, including the Assumed Leases, the “Assigned Contracts”);

(e)                                  all rights under express or implied warranties from the vendors to the Sellers with respect to the Assets, to the extent they are assignable;

(f)                                   all right, title and interest in and to all rights, privileges, claims or causes of action relating or pertaining to the Assets or the Business;

(g)                                  copies of all personnel files (including driver qualification files) and other materials relating to employees, independent contractors, or leased labor of the Sellers that are hired by the Buyer;

(h)                                 all goodwill and going concern value of the Assets and the Business;

(i)                                     all books, records, papers, and instruments of whatever nature and wherever located that are in the possession or control of the Sellers and which relate to the Business or the Assets, including books of account, sales documents, operating procedures, training manuals, business records, accounting, Tax (as hereinafter defined) and financial records, personnel and litigation records, supplier lists, mailing lists, computer and electronic data processing material, but excluding each Seller’s corporate seal, minute books, organizational documents and books recording the issuance or transfer of shareholder interests;

(j)                                    all signage and other advertising of the Sellers used in the Business;

(k)                                 the vehicles listed on Schedule 1.1(k) and any lease or purchase agreements related thereto (collectively, the “Vehicles”);

(l)                                     all accounts and notes receivable of the Sellers associated with the Business;

(m)                             all (i) trade secrets, know-how, inventions, discoveries, improvements, engineering or other drawings, designs, processes and formulae, whether patented or not; (ii) technical data, marketing information and plans, websites, copyrights, software and software documentation source codes, to the extent transferable; (iii) logos, trade and corporate names, trademarks, trade dress, and service marks including without limitation, the Sellers’ right to use the name “Bedding Experts,” “Mattress Barn” and all derivations thereof and marks related thereto (collectively, the “Trademarks”), the goodwill of the Business associated with the Trademarks, and any applications for the Trademarks; (iv) patents and any patent applications; and (v) any other proprietary information or intangible rights, in each case, developed or used in the operation of the Business (collectively, the “Intellectual Property”);

(n)                                 register cash and back up change at the Seller Facilities;

(o)                                 all payments received or to be received by any Seller or any Principal from third parties, including vendors and landlord, in connection with the opening of new stores after June 24, 2014; and

(p)                                 all prepaid expenses and deposits by the Sellers with third parties associated with the Business.

1.2                               Excluded Assets.  Notwithstanding anything to the contrary in Section 1.1 hereof, the Assets will not include any of the following assets of the Sellers (collectively, the “Excluded Assets”):

(a)                                 the assets and personal property listed on Schedule 1.2(a);

(b)                                 all assets and properties of Audrey Lane LLC, 1970 Stuart FL LLC and 700 Hilltop, LLC;

(c)                                  all cash and cash equivalents of the Sellers associated with the Business other than register cash and back up change at the Seller Facilities;

(d)                                 all bank and deposit accounts of the Sellers associated with the Business and amounts on deposit therein;

(e)                                  all rights of the Sellers under this Agreement and the other agreements and instruments executed and delivered in connection with this Agreement;

(f)                                   the minute books, organizational documents, books recording the issuance or transfer of shareholder interests, and corporate seal of the Sellers;

(g)                                  all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Sellers with respect to the Retained Liabilities (as hereinafter defined) or any of the Excluded Assets;

(h)                                 all Contracts other than the Assigned Contracts;

(i)                                     the assets held by, under or with respect to the Sellers’ employee benefit plans;

(j)                                    all Permits other than the Assigned Permits; and

(k)                                 all policies of insurance, binders, fidelity, surety or similar bonds of the Sellers and the coverage afforded thereby, including all prepaid premiums.

1.3                               Assumed Liabilities.  At the Closing (as hereinafter defined), the Buyer will assume and agree to pay, honor and discharge, when due (a) any and all liabilities, obligations and commitments arising out of the Assigned Contracts and Assigned Permits after the Closing Date (other than liabilities related to any failure by the Sellers to comply with the terms thereof on or prior to the Closing Date and other than adjustments under any Assumed Lease related to periods prior to the Closing Date); (b) all accrued expenses and accounts payable related to the Business and the Assets outstanding on the Closing Date and reflected on the Closing Balance Sheet as Current Liabilities, which shall specifically exclude any accounts payable that are beyond their stated repayment terms; (c) claims, disputes, liabilities or any losses or obligations arising on or after the Closing Date from customer warranty claims (including comfort exchanges pursuant to the Sellers’ written policies) arising in the ordinary course of business from bona fide sales of the Business and (d) the pro rata portion of any utility payments at any Seller Facility due in respect of a monthly period in which the Closing Date falls to the extent relating to the post-Closing period (collectively, the “Assumed Liabilities”).  For clarification, such Assumed Liabilities shall not include the following which are included in the Retained Liabilities: (i) except as specifically set forth in Section 7.3 with respect to Property Taxes (as hereinafter defined), any liability for Taxes (A) of the Sellers, or (B) resulting from, relating to, arising in connection with the use, or attributable to the ownership or operation of the Assets or the Business on or prior to the Closing Date or the transfer of the Assets hereunder; (ii) any loans, advances, lines of credit, capitalized leases or other indebtedness or guarantees of the Sellers, whether or not related to the Business; (iii) any obligation or liability arising under or relating to the Sellers’ employee benefit plans, including any contributions, fees, penalties, excise Taxes, remedial payments, corrective contributions or benefits due under such plans as of the Closing Date; (iv) any claims, disputes, liabilities or any losses or obligations arising on or prior to the Closing Date from customer claims; (v) any accrued expenses or accounts payable outstanding on the Closing Date that do not represent Current Liabilities or are otherwise beyond their stated

repayment terms and any amounts payable to vendors of the Sellers for forfeiture or refund of new store funds or other incentive payments as a result of the transactions contemplated hereby; (vi) any liability owed by the Sellers to any Principal, or any affiliate thereof; (vii) attorneys’ fees and any other fees and expenses incurred by the Sellers or any Principal in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby; or (viii) any severance obligations arising as a result of the transactions contemplated hereby.

1.4                               Retained Liabilities.  Except for the Assumed Liabilities, and as otherwise expressly provided in this Agreement, the Buyer shall not assume or be responsible for any claims against or commitments, contracts, agreements, obligations or other liabilities of the Sellers, whether known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, due or to become due, and whether contractual, statutory, or otherwise (collectively, the “Retained Liabilities”).

1.5                               Allocation Reporting.  No later than sixty (60) days after the final determination of the Net Working Capital (as hereinafter defined) of the Business on the Closing Date (as hereinafter defined), the Buyer shall prepare and deliver to the Sellers an allocation schedule (the “Allocation Schedule”) allocating the Purchase Price (which for purposes of this Section 1.5 shall include any Assumed Liabilities required to be treated as part of the purchase price for U.S. federal income Tax purposes) paid to the Sellers in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder.  The Buyer’s proposed Allocation Schedule shall become final and binding upon the Parties unless the Sellers provide written notice to the Buyer of any objections to the Buyer’s proposed Allocation Schedule, stating in reasonable detail each disputed item, no later than twenty (20) days after the receipt by the Sellers of the Buyer’s proposed Allocation Schedule.  The Buyer and the Sellers shall endeavor in good faith to resolve any such objections, and any such resolved objections shall be incorporated into the Allocation Schedule and be final and binding on the Parties.  If the Buyer and the Sellers cannot resolve any disputed item, the unresolved disputed items shall be submitted to a mutually agreed upon independent accountant for final determination.  Any adjustment of the Purchase Price (as hereinafter defined) pursuant to this Agreement shall be allocated among the Assets in a manner consistent with the Allocation Schedule.  The Parties and each of their respective affiliates shall report, act, and file all Tax Returns (as hereinafter defined) (including IRS Form 8594) in all respects and for all purposes consistent with the Allocation Schedule.  The Sellers shall timely and properly prepare, execute, file and deliver all such documents, forms, and other information as the Buyer may reasonably request in preparing the Allocation Schedule.  No Party shall take any position (for any purpose) that is inconsistent with the Allocation Schedule unless required to do so by applicable law.

1.6                               Nonassignable Contracts.  In the case of any Assets constituting Assigned Contracts that are not by their terms assignable or that require the consent of a third party in connection with the transfer or assignment by the Sellers (each, a “Non-Assigned Contract”), the Sellers shall use Commercially Reasonable Efforts (as hereinafter defined) to obtain or cause to be obtained in writing prior to the Closing Date any consents necessary to convey the benefits thereof.  To the extent such necessary consents have not been obtained as of the Closing Date and the Parties proceed with the Closing, each Non-Assigned Contract will be deemed not to have been transferred or assigned as of the Closing Date and any related obligations shall be considered to be Retained Liabilities.  The Sellers will use their Commercially Reasonable Efforts to assist the Buyer in such manner as may reasonably be requested by the Buyer for the purpose of obtaining such consents following the Closing Date.  Upon receipt of any such consent after the Closing, each Non-Assigned Contract shall constitute part of the Assets and the related obligations arising thereafter shall be Assumed Liabilities.  For any period of time after Closing during which any necessary consent or approval is not obtained, the Sellers shall cooperate, at the Sellers’ expense, with the Buyer in any reasonable arrangement requested by the Buyer designed to provide the Buyer with all of the benefits under each Non-Assigned Contract as if such consent or approval had been obtained.  As used in this Agreement, the term “Commercially Reasonable Efforts” means the efforts, time, and costs that a reasonable Person desirous of achieving a result would use or incur in similar circumstances to ensure that such result is achieved as expeditiously as possible.

ARTICLE II
THE PURCHASE PRICE

2.1                               Purchase Price.  The aggregate purchase price (the “Purchase Price”) to be paid by the Buyer to the Sellers in consideration of the sale, assignment, and transfer of the Assets shall be $60,000,000, subject to certain adjustments as set forth herein.

2.2                               Net Working Capital.

(a)                                 No later than ninety (90) days after the Closing Date, the Buyer shall prepare and submit in writing to the Sellers the combined closing balance sheet (the “Closing Balance Sheet”) reflecting the acquired Assets and the Assumed Liabilities and the Buyer’s calculation of the Net Working Capital (as hereinafter defined) of the acquired Business on the Closing Date, which shall be prepared in accordance with the historical accounting practices of the Sellers, as set forth on Schedule 2.2(a) (“Sellers’ Accounting Practices”).

(b)                                 Unless the Sellers object to the Closing Balance Sheet and the Buyer’s calculation of Net Working Capital no later than thirty (30) days after receipt, it shall be binding on the Parties.  If the finally determined Net Working Capital of the acquired Business on the Closing Date is greater than the Base Amount (as hereinafter defined), then (subject to the last sentence of this Section 2.2(b)) the Buyer shall pay to the Sellers an amount equal to the amount of such excess in cash no later than five (5) Business Days after the date that the Net Working Capital is finally determined.  If the finally determined Net Working Capital of the acquired Business on the Closing Date is less than the Base Amount (as hereinafter defined), then (subject to the last sentence of this Section 2.2(b)) the Sellers shall pay to the Buyer an amount equal to such deficit in cash no later than five (5) Business Days after the date that the Net Working Capital is finally determined.  For purposes of this Agreement, the “Base Amount” shall be $386,000.

(c)                                  If the Sellers dispute the Closing Balance Sheet, then the Sellers shall provide written notice to the Buyer of such dispute (the “Protest Letter”), in which case the Closing Balance Sheet shall not be binding upon the Sellers and the Buyer until such dispute shall be resolved pursuant to this Section 2.2(c).  If the Sellers deliver to the Buyer a Protest Letter in accordance with this Section 2.2(c), then the Buyer and the Sellers shall attempt to resolve the matter(s) in dispute in good faith.  If any such dispute cannot be resolved by the Buyer and the Sellers no later than thirty (30) Business Days after the delivery of the Protest Letter, then the specific matter(s) in dispute shall be submitted in writing to an independent accounting firm not affiliated with either Party and mutually agreed upon by the Parties, which firm shall render its opinion as to such matter(s).  Based on such opinion, such independent accounting firm will then send to the Buyer and the Sellers its determination on the specific matter(s) in dispute, which determination shall be final and binding on the Parties hereto.  If the independent accounting firm’s determination is less than the sum of (i) the Net Working Capital proposed by the Buyer plus (ii) 5% of the absolute value of the Net Working Capital proposed by the Buyer, then the fees and other costs charged by such independent accounting firm shall be borne by the Sellers.  If the independent accounting firm’s determination is greater than or equal to the sum of (i) the Net Working Capital proposed by the Buyer plus (ii) 5% of the absolute value of the Net Working Capital proposed by the Buyer, then the fees and other costs charged by such independent accounting firm shall be borne by the Buyer.

(d)                                 As used in this Agreement, the term “Net Working Capital” means, as of the Closing Date, Current Assets (as hereinafter defined) minus Current Liabilities (as hereinafter defined).  “Current Assets” means the accounts receivable, Inventory and all other current Assets related to the Business that are included in the Assets as of the Closing Date acquired by the Buyer, determined in accordance with the Sellers’ Accounting Practices.  “Current Liabilities” means the accounts payable, accruals and all other current liabilities related to the Business that are included in Assumed Liabilities as of the Closing Date assumed by the Buyer, determined in accordance with the Sellers’ Accounting Practices.

2.3                              Vendor Payments.  Schedule 2.3 sets forth all amounts payable to vendors of the Sellers for forfeiture or refund of new store funds or other incentive payments as a result of the transactions contemplated under this Agreement (collectively, the “Vendor Payments”).

2.4                               Lease Adjustments.  If, at any time on or prior to the second (2nd) year anniversary of the Closing Date, the Buyer is required under the terms of an Assumed Lease to pay any additional amounts under such Assumed Lease as a year-end adjustment on the part of the relevant lessor, the Sellers shall reimburse the Buyer for a pro rata amount of such year-end adjustment allocated to the portion of such year ending on the Closing Date (each, a “Seller Lease Adjustment”).  Additionally, if, at any time on or prior to the second (2nd) year anniversary of the Closing Date, the Buyer receives any refunded rental payments in respect of an Assumed Lease relating to any period ending on or prior to the Closing Date, the Buyer shall remit to the Sellers the pro rata portion of such payments allocated to the portion of such year ending on the Closing Date (each, a “Refunded Lease Payment”).  If the Sellers dispute the amount of any Seller Lease Adjustment or Refunded Lease Payment, the Sellers and the Buyer shall jointly negotiate such amounts with the applicable landlord and the amount of any Seller Lease Adjustment or Refunded Lease Payment shall not be finalized with a landlord without the prior written approval of the Sellers, which shall not be unreasonably withheld, conditioned or delayed.

2.5                               Leasehold Improvements/Lease Reimbursement.  Prior to Closing, the Parties shall mutually agree on the amount of the reasonable costs of leasehold improvements both committed to and actually incurred by the Sellers after June 24, 2014 in connection with both the opening of new stores and committed leases (with such committed leases being the Seller Facilities identified on Schedule 2.5), including but not limited to costs incurred and committed to for signs, paint, flooring, build-out and additionally for rent paid during such period of time as such Seller Facilities are not yet opened but leased (with such rents as listed for properties referenced on Schedule 2.5), as offset by all amounts received or to be received by the Sellers from third parties, including vendors and landlords, in connection with the opening of any such new stores (all such amounts referred to in total as the “Leasehold Improvement Amount”).  Notwithstanding the foregoing, the Leasehold Improvement Amount shall not include any rents payable for period after the date any such new Seller Facility is opened.

2.6                               Payment of the Purchase Price.

(a)                                 Cash Closing Payment.  At Closing, the Buyer shall deliver to the Sellers an aggregate amount equal to $54,000,000, less the aggregate Payoff Amounts (as hereinafter defined), plus the Leasehold Improvement Amount (the “Cash Closing Payment”), in immediately available funds by wire transfer to one (1) or more accounts designated by the Sellers in writing.

(b)                                 Escrow Amount.  At Closing, the Buyer shall deposit $6,000,000 (the “Escrow Amount”) with JPMorgan Chase Bank (the “Escrow Agent”) by wire transfer of immediately available funds to an account designated by the Escrow Agent, such Escrow Amount to be held by the Escrow Agent in a segregated account (the “Escrow Account”) as the primary source for payment of any indemnification obligations of the Sellers.

ARTICLE III
CLOSING

3.1                               Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Buyer’s counsel in Houston, Texas (or such other location as may be agreed by the Parties) on the third Business Day following the satisfaction or waiver of the conditions to Closing in Section 3.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or on such other date as the Parties may agree

(the “Closing Date”).  For convenience, the Parties agree that the Closing may take place by the exchange of electronic signatures to the Closing documents and delivery of the Cash Closing Payment by wire transfer, followed by the mailing of executed originals of the Closing documents, without the need for a face to face meeting.

3.2                               Closing Conditions.  The respective obligations of the Sellers and the Buyer to consummate the sale and purchase of the Assets at the Closing shall be subject to the following conditions:

(a)                                 There will not be in effect any injunction or other final order issued by a court of competent jurisdiction materially restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

(b)                                 All applicable waiting periods (and extensions thereof), if any, have expired or otherwise been terminated and all other necessary consents, permits or approvals of and filings with any Governmental Authority relating to the consummation of the transactions contemplated herein shall have been obtained and made.  As used herein, “Governmental Authority” means any United States or foreign, national, federal, state, provincial, municipal, local or other court, arbitral tribunal, judicial, administrative or regulatory agency, commission or department, or any other United States or foreign national, federal, state, provincial, municipal, local or other governmental entity, instrumentality, agency, commission, body, regulator, administrator or official or grand jury.

3.3                               Closing Conditions of the Sellers.  The obligations of the Sellers to consummate the sale and purchase of the Assets at the Closing shall be subject to the following conditions:

(a)                                 The representations and warranties of the Buyer shall be true and accurate in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date; provided, that representations and warranties that are qualified as to materiality shall be true and correct in all respects.

(b)                                 The Buyer shall have complied with the covenants and agreements set forth herein that are to be performed or complied with the Buyer on or before the Closing Date.

(c)                                  As of the Closing Date, there shall be no material suit, action or other proceeding, or event, occurrence, fact, condition or change against or with respect to the Buyer that may adversely affect the ability of Buyer to perform Buyer’s covenants, duties and obligations hereunder.

(d)                                 The Buyer shall stand ready to make the deliveries or perform the actions required to be delivered or performed by the Buyer at the Closing.

3.4                               Closing Conditions of the Buyer.  The obligations of the Buyer to consummate the sale and purchase of the Assets at the Closing shall be subject to the following conditions:

(a)                                 The representations and warranties of the Sellers and the Principals shall be true and accurate in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date; provided, that representations and warranties that are qualified as to materiality shall be true and correct in all respects.

(b)                                 Each of the Sellers and each of the Principals shall have complied with the covenants and agreements set forth herein that are to be performed or complied with by such Seller or such Principal on or before the Closing Date.

(c)                                  Since April 30, 2014, there shall not have occurred a material adverse effect with respect to the Business, and no event shall have occurred or circumstance exist that, in combination with other events or circumstances, would reasonably be expected to have a material adverse effect.  As used in this Agreement, the term “material adverse effect” means any event, occurrence, fact, condition or change that is reasonably expected to have an effect materially adverse on (i) the Business, results of operations, financial condition or assets of the Business, taken as a whole, or (ii) the ability of the Sellers or the Principals to perform this Agreement and consummate the transactions contemplated hereby.

(d)                                 Each Seller and each Principal shall stand ready to make the deliveries or perform the actions required to be delivered or performed by such Seller and such Principal at the Closing.

3.5                               Deliveries and Actions by the Sellers.  At the Closing, the Sellers shall deliver, or cause to be delivered, to the Buyer:

(a)                                 the Assets, free and clear of all Encumbrances;

(b)                                 one or more bills of sale, assignments or other conveyances, including assignments and assumptions of all Assumed Leases, in form satisfactory to the Buyer (collectively, the “Assignments”) duly executed by the Sellers;

(c)                                  original certificates of title, registrations and/or certificates of origin (as applicable) related to the Assets, properly endorsed to the Buyer;

(d)                                 a counterpart of the escrow agreement in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”), duly executed by the Escrow Agent and the Sellers;

(e)                                  a counterpart of the lease agreement for the property located at 2975 Audrey Lane, Naperville, IL (the “Audrey Lane Lease”), duly executed by Audrey Lane LLC;

(f)                                   a counterpart of the lease agreement for the property located at 1970 Northwest Federal Highway, Stuart, FL (the “Stuart Lease”), duly executed by 1970 Stuart FL LLC;

(g)                                  a counterpart of the lease agreement for the property located at 700 Hilltop, Itasca, Illinois (the “Hilltop Lease”), duly executed by 700 Hilltop, LLC;

(h)                                 a counterpart of the lease agreement for the property located at 10915 SE 174th Place, Summerfield, FL (the “Summerfield Lease”), duly executed by 10915 Summerfield, LLC;

(i)                                     a counterpart of the offer letter setting forth in writing the terms of employment of Haneberg by the Buyer after the Closing Date, in substantially the form attached hereto as Exhibit B (the “Haneberg Offer Letter”), duly executed by Haneberg;

(j)                                    a counterpart of the offer letter setting forth in writing the terms of employment of Favia by the Buyer after the Closing Date, in substantially the form attached hereto as Exhibit C (the “Favia Offer Letter”), duly executed by Favia;

(k)                                 one (1) or more payoff letters from each lender or financing party of the Sellers (each, a “Lender”) on any Asset, setting forth the aggregate amount (inclusive of principal, interest and penalties) (each, a “Payoff Amount”) required to obtain the release of the Encumbrances on the Assets for the benefit of such Lender;

(l)                                     a certificate, dated as of the Closing Date and duly executed by an authorized officer on behalf of the Sellers and the Principals, certifying as to the Sellers and the Principals the matters set forth in Sections 3.4(a), 3.4(b) and 3.4(c);

(m)                             a Tax clearance certificate with a date not more than ten (10) days prior to the Closing Date issued by the Illinois Department of Revenue with respect to each of Back to Bed and Bedding Experts, stating that any outstanding Taxes have been paid or that no Taxes are due, and a Tax clearance certificate with a date not more than ten (10) days prior to the Closing Date from any other states in which either Back to Bed or Bedding Experts files Tax Returns or is otherwise subject to Tax;

(n)                                 a Tax clearance certificate with a date not more than ten (10) days prior to the Closing Date issued by the Florida Department of Revenue with respect to Mattress Barn stating that any outstanding Taxes have been paid or that no Taxes are due, and a Tax clearance certificate with a date not more than ten (10) days prior to the Closing Date from any other states in which Mattress Barn files Tax Returns or is otherwise subject to Tax;

(o)                                 all consents and approvals required in connection with (i) the execution, delivery and performance of this Agreement and (ii) the assignment of the Assets, including those consents listed on Schedule 4.1(c) and all landlord consents, in each case, in form satisfactory to the Buyer;

(p)                                 evidence, in form satisfactory to the Buyer, of the release of the Encumbrances listed on Schedule 4.1(g) and all Encumbrances on the Assets held by the Lenders or any other creditors of the Sellers;

(q)                                 documents in a form satisfactory to the Buyer required for the assignment of the Sellers’ rights under all Permits (to the extent permitted by law) constituting part of the Assets;

(r)                                    a secretary’s certificate from each Seller, which certifies as true, accurate, and complete, as of the Closing Date: (i) a copy of the resolutions adopted by the board of directors, managers, shareholders and/or members of such Seller, as appropriate authorizing the execution, delivery, and performance of this Agreement and the ancillary agreements described therein, and the consummation by such Seller of the transactions contemplated hereby and thereby; (ii) the incumbency of the officer or officers authorized to execute this Agreement and any ancillary agreements on behalf of such Seller; and (iii) copies of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, or comparable organizational documents of such Seller;

(s)                                   a certificate issued by the Secretary of State of the State of Illinois evidencing the existence and good standing of each of Back to Bed, Bedding Experts, Hilltop, Mattress, Express and Dreamz as of a recent date;

(t)                                    a certificate issued by the Secretary of State of the State of Florida evidencing the existence and good standing of Mattress Barn and Miforma, as of a recent date;

(u)                                 certificates of good standing or equivalent documents issued by the Secretary of State for each other jurisdiction in which any Seller is qualified to conduct business, as of a recent date;

(v)                                 a certificate of each Seller conforming to the requirements of Treasury Regulations Section 1.1445-2(b)(2) stating that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code, in the form and substance reasonably satisfactory to the Buyer, dated as of the Closing Date and duly executed by such Seller;

(w)                               a list of all alarm panel lockout codes, alarm access codes and camera access passwords for the alarm systems installed at the Seller Facilities; and

(x)                                 such other documents and instruments as the Buyer may reasonably request and which are deemed by the Buyer to be reasonably necessary to effect the transactions contemplated herein and by the ancillary agreements.

3.6                               Deliveries and Actions by the Buyer.  At the Closing, the Buyer shall deliver, or cause to be delivered:

(a)                                 to the vendors of the Sellers, as applicable, the Vendor Payments;

(b)                                 to each Lender, the applicable Payoff Amount; and

(c)                                  to the Sellers:

(i)                                     the Cash Closing Payment;

(ii)                                  a counterpart of the Escrow Agreement, duly executed by the Buyer;

(iii)                               a counterpart of the Audrey Lane Lease, duly executed by the Buyer;

(iv)                              a counterpart of the Stuart Lease, duly executed by the Buyer;

(v)                                 a counterpart of the Hilltop Lease, duly executed by the Buyer;

(vi)                              a counterpart of the Summerfield Lease, duly executed by the Buyer;

(vii)                           a counterpart of the Haneberg Offer Letter, duly executed by the Buyer;

(viii)                        a counterpart of the Favia Offer Letter, duly executed by the Buyer;

(ix)                              one or more assumption agreements with respect to the Assumed Leases and the other Assumed Liabilities, duly executed by the Buyer;

(x)                                 a certificate, dated as of the Closing Date and duly executed by an authorized officer on behalf of the Buyer, certifying as to the Buyer the matters set forth in Sections 3.3(a) and 3.3(b);

(xi)                              a secretary’s certificate from the Buyer, which certifies as true, accurate, and complete, as of the Closing Date: (i) a copy of the resolutions of the board of directors, authorizing the execution, delivery, and performance of this Agreement and the ancillary agreements described therein, and the consummation by the Buyer of the transactions contemplated hereby and thereby; (ii) the incumbency of the officer or officers authorized to execute on behalf of the Buyer, this Agreement and any ancillary agreements; and (iii) the certificate of incorporation and bylaws of the Buyer;

(xii)                           a certificate issued by the Secretary of State of the State of Delaware evidencing the existence and good standing of the Buyer, as of a recent date; and

(xiii)                        such other documents and instruments as the Sellers may reasonably request and which are deemed by the Sellers to be reasonably necessary to effect the transactions contemplated herein and by the ancillary agreements.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARTIES

4.1                               Representations and Warranties of the Sellers and the Principals.  The Sellers and the Principals, jointly and severally, represent and warrant to the Buyer as follows:

(a)                                 Organization of the Sellers.  Each Seller is duly organized, validly existing and in good standing under the laws of the state of its organization.  Each Seller is duly qualified to do business and is in good standing in each jurisdiction in which the Assets owned or used by it are located or in which the nature of the business being conducted with respect to such Assets requires such entity to be so qualified.

(b)                                 Authorization.  Each Seller has the necessary power and authority to enter into and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by each Seller and the performance by each Seller of its obligations hereunder have been duly authorized by all necessary corporate or limited liability company action.  Each Principal has the requisite competence and capacity to enter into and deliver this Agreement and to perform his obligations hereunder.  This Agreement and all ancillary agreements contemplated to be delivered hereunder constitute the legal, valid and binding obligations of each Seller and each Principal, enforceable against the Sellers and the Principals in accordance with their terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency and other laws affecting creditors’ rights generally and general principles of equity.

(c)                                  Noncontravention.  Neither the execution and the delivery of this Agreement by the Sellers and the Principals, nor the consummation by the Sellers and the Principals of the transactions contemplated hereby will (with or without the giving of notices or the passage of time) (i) violate any applicable law or other restriction of any Governmental Authority to which any Seller or any Principal is subject or any provision of any Seller’s certificate of incorporation, certificate of formation, bylaws or limited liability company agreement (or other organizational documents) except for possible violations which either individually or in the aggregate do not and, so far as any Seller or any Principal can reasonably foresee, will not have a material adverse effect on the Business or (ii) except as set forth in Schedule 4.1(c), conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any Seller or any Principal is a Party or by which any Seller or any Principal is bound or to which any of the Assets is subject which (in the case of clause (ii) only) could adversely affect the consummation of the transactions contemplated hereby or the value of the Assets or result in the imposition of any Encumbrance upon any of the Assets, which either individually or in the aggregate have or, so far any Seller or any Principal can reasonably foresee, would have a material adverse effect on the Business.  Except as set forth in Schedule 4.1(c), neither any Seller nor any Principal needs to give any notice to, make any filing with or obtain any authorization, consent or approval of, any Governmental Authority or other third party in order for the Parties to consummate the transactions contemplated by this Agreement.

(d)                                 Capitalization.  All of the issued and outstanding shares of stock or equity interests of each Seller are owned beneficially and of record by the Principals (or a trust held for the benefit of the Principals) and in the amounts identified on Schedule 4.1(d), free and clear of any Encumbrances (other than any restrictions under federal and state securities laws).  No Seller or Principal is under any obligation, contingent or otherwise, to issue, sell or deliver any shares of stock or equity interests of any Seller or any derivatives thereof.

(e)                                  No Subsidiaries.  No Seller owns or controls, directly or indirectly, any stock, partnership interests, membership interests, units or other equity interests in any entity.

(f)                                   Financial Statements.

(i)                                     Set forth on Schedule 4.1(f)(i) are the following financial statements (collectively the “Financial Statements”) of the Business: (A) unaudited balance sheet and statement of income as of and for the fiscal years ended December 31, 2013 and 2012, and (B) unaudited balance sheets and statements of income for June 30, 2014 and as of the six months then ended.  Except as set forth on Schedule 4.1(f)(i), the Financial Statements have been prepared in accordance with the Sellers’ Accounting Practices, and present fairly the financial condition and the results of operations of the Sellers for the periods covered thereby, are correct and complete, and are consistent with the books and records of the Sellers.

(ii)                                  Schedule 4.1(f)(ii) sets forth (A) the annual net sales for each Seller Facility for each calendar year commencing January 1, 2012 and (B) year-to-date net sales for each Seller Facility for the period commencing January 1, 2014 and ending on June 30, 2014 (collectively, the “Sales Information”).  Except as set forth on Schedule 4.1(f)(ii), the Sales Information has been prepared in accordance with Sellers’ Accounting Practices during the respective periods.  The Sales Information is correct and complete in all material respects, and is consistent with the books and records of the Sellers.

(g)                                  Assets.  Except as set forth on Schedule 4.1(g):

(i)                                     The Sellers are the sole and exclusive owners of, and have good and marketable title to, or, in the case of leased assets, have valid and enforceable leasehold interests in, each of the Assets, free and clear of all Encumbrances except for the Encumbrances, if any, listed on Schedule 4.1(g), which will be removed at or prior to the Closing.  The Sellers are exclusively entitled to possess and dispose of each of the Assets.  At Closing, the Sellers will transfer to the Buyer sole and exclusive, and good and marketable, title to, or in the case of leased assets, leasehold interest in, all of the Assets, free and clear of any and all Encumbrances.  There are no outstanding agreements or options to sell which grant to any person or entity other than the Buyer the right to purchase or otherwise acquire any of the Assets.  None of the Principals nor any third person owns or has an interest in any equipment, supplies, personal property or other assets used in the Business, other than assets leased pursuant to the Assigned Contracts.  The Seller Facilities identified on Schedule 1.1(b) are all of the locations leased to or operated by the Retail Sellers on the date hereof.

(ii)                                  The Assets include all assets and rights used by the Sellers in the operation and conduct of the Business other than the Excluded Assets. Each such tangible Asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear, except for salvaged items and items currently under repair), is suitable for the purposes for which it currently is used and has all registrations required by applicable laws, rules and regulations or the requirements of any Governmental Authority.  The Inventory is merchantable and fit for the purpose for which it was procured and of a quantity reasonable in the current (and the currently foreseeable) circumstances of the Sellers.

(iii)                               The Business as presently conducted, including the use of the Intellectual Property, does not interfere with, infringe upon, misappropriate or otherwise come into conflict with (“Infringe”), any intellectual property rights of any Person (as hereinafter defined), nor does any Person Infringe the Intellectual Property.  Schedule 4.1(g)(iii) sets forth all logos, trade and corporate names, patents, trademarks, trade dress, service marks, copyrights and any applications relating thereto owned by the Sellers and used in the Business.  The Sellers have the sole and exclusive right to use the Intellectual Property and no consent of any third party is required for the use of the Intellectual Property by the Buyer, or the transfer of the Intellectual Property to the Buyer, upon the consummation of the transactions contemplated hereby or, if any such consent shall be necessary, such consent shall have been obtained prior to the Closing Date.

(h)                                 Contracts.  The Sellers have made available to the Buyer true and complete copies of all of the Assigned Contracts, including all amendments and supplements thereto.  Each of the Assigned Contracts has been entered into in the ordinary course of business and is a valid and binding agreement of the Seller(s) party thereto and, to the best of Sellers’ knowledge, each other party thereto, enforceable in accordance with its respective terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency and other laws affecting creditors’ rights generally and general principles of equity.  Each Seller has complied with all of its obligations pursuant to the Assigned Contracts, including payment obligations, and is not, and, to the best of Sellers’ knowledge, no other party is, in default under or in breach or violation of any of the Assigned Contracts, nor has any Seller received written notice of any asserted claim of default by any Seller or by any other party under, or a breach or violation of, any of the Assigned Contracts.  Each Seller has made available to the Buyer true and complete copies of all material Contracts related to the Business, other than the Assigned Contracts.  No Seller is party to any oral Contract related to the operation of the Business.

(i)                                     Employee Matters.

(i)                                     Schedule 4.1(i) lists the name and position of all persons employed on the date hereof as employees of or engaged as leased employees or contractors on the date hereof by the Sellers in the operation of the Business, the date of employment or engagement of each such person, the rate of pay for each such person and any and all commission, payment in kind, bonus or other compensation arrangements between any Seller and any such persons.  Schedule 4.1(i) also indicates whether such person employed by any Seller is employed pursuant to an employment agreement.  No Seller has ever been nor is a party to or bound by any collective bargaining agreement or other labor union contract applicable to persons employed by the Business, nor has any Seller experienced or is any Seller aware of any pending strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  No organizational effort is presently being made or, to the best of Sellers’ knowledge, threatened by or on behalf of any labor union or other entity with respect to employees of any Seller.  As of the Closing Date or within thirty (30) days thereafter, the Sellers will have fully paid all wages, salaries, commissions, overtime pay, reimbursements, allowances, payments in kind, benefits, bonuses, incentive and similar payments and compensation earned on or prior to the Closing Date by any current or former employee, independent contractor, or leased employee of any Seller employed in or hired for the Business.  No Seller employs any person pursuant to an arrangement with a third party payroll, human resources, or personnel or leased labor service.  Each Seller (i) is in compliance with all applicable laws relating to employment, employment practices, terms and conditions of employment, including payment of wages or compensation and hours worked, including those applicable to independent contractors and leased labor; (ii) is in compliance with all applicable laws and regulations relating to the employment of aliens or similar immigration matters; and (iii) is not engaged in any unfair labor practice, including, but not limited to, discrimination, retaliation or wrongful discharge.

(ii)                                  As of three (3) years prior to the Closing Date and to the best of Sellers’ knowledge, for purposes of the Fair Labor Standards Act of 1938, as amended (“FLSA”), and all other applicable laws, (i) all individuals characterized and treated by any Seller as consultants or independent contractors are properly treated as independent contractors; (ii) all current or former employees compensated on a commission or piecework basis qualify or qualified for an applicable exemption, including section 7(i) of the FLSA; and (iii) all current and former employees classified as exempt under the FLSA and applicable laws are or have been properly classified.

(iii)          There is no claim against any Seller with respect to immigration, occupational safety or health standards, payment of wages, salary or overtime pay that has been asserted or is now pending or, to the best of Sellers’ knowledge, threatened before any Governmental Authority or otherwise with respect to any persons currently or formerly hired or employed by any Seller or with respect to any current or former applicant, consultant, leased employee, volunteer, intern, or contractor, nor any basis for any such claim.

(iv)                              No Seller is party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

(v)                                 There is no demand asserted or charge against any Seller of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, national origin, disability, religion or other legally protected category or activity, which is now pending or, to the best of Sellers’ knowledge, threatened (orally or in writing) before the U.S. Equal Employment Opportunity Commission or any other Governmental Body in any jurisdiction in which any person has performed work for any Seller.

(j)                                    Benefit Plans/ERISA.  Neither any Seller nor any ERISA Affiliate has ever maintained, contributed to, had an obligation to contribute to, or incurred any liability with respect to, either (i) a multiemployer plan, as such term is defined in sections 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) or (ii) an employee pension benefit plan (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA.  For purposes of this Agreement, the term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the term “ERISA Affiliate” means a Person that as of any date during the six-year period immediately preceding the Closing Date, was or is required to be treated as a single employer under Section 414 of the Code or Section 4001(a)(14) of ERISA with such Seller.  Neither any Seller nor, to the best of Sellers’ knowledge, any ERISA Affiliate now has any liability with respect to any Multiemployer Plan or any plan that is subject to Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA.  Neither any Seller nor any ERISA Affiliate has participated in any union-sponsored multiemployer welfare benefit fund maintained pursuant to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA.  Mattress sponsors the Mattress, Inc. 401(k) Plan (the “401(k) Plan”).  The 401(k) Plan has been determined by the Internal Revenue Service (the “IRS”) to be qualified under section 401(a) of the Code.  No facts have occurred that would reasonably be expected to adversely affect the 401(k) Plan’s qualified status under section

401(a) of the Code.  The Sellers have previously delivered to the Buyer a complete and accurate copy of the most recent determination letter Mattress has received from the IRS with respect to the qualified status of the 401(k) Plan.  No lien on any of the Assets is imposed under the Code or ERISA on account of any employee benefit plan, program, agreement or arrangement sponsored, maintained, or contributed to by any Seller or any ERISA Affiliate or with respect to which any Seller or any ERISA Affiliate has any liability or may have any contingent liability (each, a “Seller Benefit Plan”) and no fact or circumstance exists that could reasonably be expected to give rise to any such lien.  To the extent applicable, all Seller Benefit Plans have been operated in compliance with Section 4980B(f), and each Seller intends to continue to maintain a group health plan as defined in Section 5000(b) of the Code after the Closing with respect to the employees of such Seller.

(k)                                 Subsequent Events.  Except as set forth on Schedule 4.1(k), since May 31, 2014, there has not been any change that constitutes, and no event or events have occurred which have resulted in or constitute, or would reasonably be expected to result in or constitute, a material adverse effect on the Business or the Assets.  Without limiting the foregoing, since that date:

(i)                                     the Sellers have not sold, leased, transferred, assigned or relocated outside the Seller Facilities any of the Assets, other than inventory sold for a fair consideration in the ordinary course of business consistent with past custom and practice;

(ii)                                  the Sellers have not amended adversely to any Seller or terminated any Assigned Contract, including any amendment or other agreement to increase the current or future base rent under any Assumed Lease;

(iii)                               no Encumbrance has been imposed upon any of the Assets;

(iv)                              the Sellers have not experienced any damage, destruction, or loss (whether or not covered by insurance) to the Assets or the Seller Facilities;

(v)                                 the Sellers have not entered into any collective bargaining or similar contract or modified the terms of any such existing contract;

(vi)                              the Sellers have not incurred any expenses which may constitute Assumed Liabilities, other than in the ordinary course of business;

(vii)                           the Sellers have not made any distributions of any nature;

(viii)                        the Sellers have not committed to pay any bonus or granted any increase in the base compensation, hourly wages, commissions, payments, whether monetary or in kind, reimbursements, or other perquisites to any of their current or former employees, independent contractors, consultants, or leased labor hired for the Business;

(ix)                              the Sellers have not made any other change in employment or the working terms and conditions for any of their employees employed in the Business; and

(x)                                 the Sellers have not committed to do any of the foregoing.

(l)                                     Legal Proceedings.  To the best of Sellers’ knowledge, there is no complaint or petition in which relief is sought involving, affecting, or relating to the ownership, operation or use of the Assets or that would prevent, delay or make illegal the transactions contemplated by this Agreement.  There is no litigation, action, suit, charge, proceeding, demand, or governmental investigation or proceeding pending or, to the best of Sellers’ knowledge, threatened against (orally or in writing), involving, affecting or relating to any Seller, the Assets, the Business or the transactions contemplated by this Agreement.

(m)                             No Violations.  To the best of Sellers’ knowledge, each Seller is, and since May 31, 2009 has been, in compliance with all applicable laws. There is no (i) violation of any judgment, order, writ, injunction or decree of any Governmental Authority to which the Assets or the Business are subject, or (ii) to the best of Sellers’ knowledge, claim asserted by any Governmental Authority that the Business or any Asset is in violation of any legal requirement.  The Sellers hold all Permits that are necessary to carry on the Business.  No Seller is in violation of any such Permit.  All such Permits are in full force and effect, and, to the best of Sellers’ knowledge, no written or oral notice of suspension, revocation or cancellation thereof has been received.

(n)                                 Tax Matters.

(i)                                     All Tax Returns required to be filed by each Seller have been duly and timely filed, and all such Tax Returns are true, correct, and complete.  All Taxes (whether or not shown on any Tax Return) that are due and payable by each Seller have been timely paid.  No Seller has been or is currently the subject of an audit, other examination, matter in controversy, proposed adjustment, refund litigation or other proceeding with respect to Taxes, and no Seller is aware of any such issue or potential issue with respect to any Tax Authority.  No Tax deficiency has been proposed or assessed against any Seller, and no Seller has executed any waiver of any statute of limitations on the assessment or collection of any Tax.  Except with respect to property Taxes for the current Tax year that are not yet due and payable, there are no Encumbrances for unpaid Taxes upon the Assets and no claim for unpaid Taxes has been made by any Tax Authority that could give rise to any such Encumbrance.  There is no Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by any Seller as a result of the sale of the Assets.  No Seller is a “foreign person”

within the meaning of Section 1445 of the Code.  Each Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.  None of the Assets includes any stock, partnership interests, limited liability company interests, legal or beneficial interests or any other equity interests in or of any person, and none of the Assets is subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.  None of the Assumed Liabilities includes:  (A) an obligation to make a payment that is not deductible under Section 280G of the Code; (B) an obligation to make a payment to any person under any Tax allocation agreement, Tax sharing agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes; (C) an obligation under any record retention, transfer pricing, closing or other agreement or arrangement with any Tax authority that will survive the Closing or impose any liability on the Buyer after the Closing; (D) an obligation under any and all agreements, contracts, arrangements and plans to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise Tax under Section 4999 of the Code that is imposed on such person or individual or any other person; or (E) an obligation to pay the Taxes of any person as a transferee or successor, by contract or otherwise, including an obligation under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law).  No Seller is, or has ever been, a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.  There are no disputes or appeals pending regarding the amount of the Taxes on, or the assessed valuation of, any of the Assets, and no special arrangements or agreements exist with any Tax Authority with respect thereto.  There is no Tax assessment (in addition to the normal, annual general property Tax assessment) pending or threatened with respect to any portion of the Assets.

(ii)                                  For purposes of this Agreement, “Tax” or “Taxes” means (A) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes or other tax of any kind whatsoever, whether disputed or not, imposed by or on behalf of or payable to any Tax Authority, together with all interest, penalties and additions imposed with respect thereto; (B) any liability for the payment of any item described in clause (A) as a result of being a member of an affiliated, consolidated, combined, unitary, or aggregate group for any period, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign law, order, decree, regulation, rule or judgment; (C) any liability for the payment of any item described in clause (A) or (B) as a result of any express or implied obligation to indemnify any person or as a result of any obligations under any agreements or arrangements with any person with respect to such item; or (D) any successor or transferee liability for the payment of any item described in clause (A), (B) or (C) of any person, including by reason of being a party to any merger, consolidation, conversion or otherwise.

(iii)                               For purposes of this Agreement, “Tax Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any), including the Internal Revenue Service, charged with the collection of such Tax for such entity or subdivision, including any Governmental Authority or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

(iv)                              For purposes of this Agreement, “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(o)                                 Environmental.  Except as set forth on Schedule 4.1(o):

(i)                                     The Sellers and the operations of the Business are in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws (as hereinafter defined) and related orders of any court or other Governmental Authority.

(ii)                                  All licenses, permits, consents or other approvals required under Environmental Laws that are necessary to the operations of the Sellers and the Business have been obtained and are in full force and effect.

(iii)                               There are not any existing, pending, or, to the best of Sellers’ knowledge, threatened, actions, suits, claims, investigations, inquiries or proceedings by or before any Governmental Authority directed against any Seller or the Business that pertain or relate to (A) any remedial obligations under any applicable Environmental Law, (B) violations by any Seller or the Business of any Environmental Law, (C) personal injury or property damage claims relating to a release or threatened release of Hazardous Materials, or (D) response, removal or remedial costs under CERCLA or any similar state law.

(iv)                              There has been no release of Hazardous Materials on, at or under any property owned, leased or operated by any Seller or the Business.

(v)                                 Neither any Seller nor, to the best of Sellers’ knowledge, any prior owner or operator of the Assets or the Seller Facilities, has caused or allowed the generation, use, treatment, storage or disposal of Hazardous Materials at any property owned, leased or operated by any Seller or the Business except in accordance with all applicable Environmental Laws.

(vi)                              All Hazardous Materials, or potentially hazardous materials, used in the ordinary course of the Business, including any sealants, fabric protectors or other similar materials, have been stored, used and disposed of in accordance with manufacturer instructions and in compliance with Environmental Laws.

(vii)                           For purposes of this Section 4.1(o), “Environmental Laws” means all laws, rules, regulations, statutes, ordinances, decrees or orders of any Governmental Authority relating to (A) the control of any potential pollutant or protection of human health or the environment (including air, water or land), (B) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (C) exposure to hazardous, toxic or other substances alleged to be harmful, and includes without limitation, (1) the terms and conditions of any license, permit, approval, or other authorization by any Governmental Authority, and (2) judicial, administrative, or other regulatory decrees, judgments, and orders of any Governmental Authority.  The term “Environmental Laws” includes the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., and any state, county, or local laws and regulations similar thereto.  “Hazardous Materials” means any (1) toxic or hazardous materials or substances; (2) solid wastes, including asbestos, polychlorinated biphenyls, mercury, and flammable or explosive materials; (3) radioactive materials; (4) petroleum or petroleum products (including crude oil); and (5) any other chemical, pollutant, contaminant, substance or waste that is regulated or for which liability or standards of care are imposed under any Environmental Law.

(p)                                 Undisclosed Liabilities.  No Seller has any liability of any nature (absolute, accrued, contingent or otherwise) related to the Business or the Assets, except (i) as expressly set forth on Schedule 4.1(p) hereto or (ii) liabilities or obligations reflected or reserved against in the Financial Statements.

(q)                                 Real Estate.

(i)                                     No Seller owns real property in fee in connection with the Business nor does any Seller have any such real property under contract or option to purchase, except as expressly set forth on Schedule 4.1(q)(i).

(ii)                                  Each Seller has a valid, binding and enforceable leasehold interest in each of the Assumed Leases to which it is a party, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency and other laws affecting creditors’ rights generally and general principles of equity.  Each such Seller presently occupies each of the Seller Facilities free of any subleases, occupancy agreements, licenses, concessions or other agreements granting to any party or parties (other than such Seller and the applicable landlords) a right of use or occupancy of any portion of the Seller Facilities.  The Sellers have delivered to the Buyer a true and complete copy of each Assumed Lease, including all amendments, addenda and supplements thereto.  Each such Seller’s possession and quiet enjoyment of each such leased real property under each of the Assumed Leases has not been disturbed and there are no disputes with respect to any of the Assumed Leases.  There exists no default or any event that with notice or lapse of time or both would become a default on the part of any Seller or any other parties under the Assumed Leases.  All Seller Facilities and tenant improvements located thereon or therein are in good operating condition, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are currently being used.  No Seller has received any notice that its occupancy, use or the condition of any of the Seller Facilities is in violation of any applicable laws, zoning ordinances or land use restrictions.  No security deposit or portion thereof deposited with respect to any Assumed Leases has been applied in respect of a breach of or default under any of the Assumed Leases that has not been re-deposited in full.  No Seller owes or will owe in the future any brokerage commissions or finder’s fees with respect to any of the Assumed Leases.  There are no unsatisfied capital expenditure requirements or remodeling obligations of any Seller under any of the Assumed Leases, other than ordinary and routine maintenance and repair obligations.  No Seller has assigned, transferred, sublet, or granted any person the right to use or occupy any of the Seller Facilities arising under the Assumed Leases or granted any other security interest in any Assumed Lease or any interest therein.  No Seller has made any modifications to the Seller Facilities that will be required to be restored or otherwise removed at the expiration or termination of any Assumed Lease.

(iii)                               Schedule 4.1(q)(iii) sets forth, in respect of each Assumed Lease, the lease number corresponding to each Assumed Lease in the Brookwood Associates data room, tenant for such Assumed Lease, description of the leased premises, the commencement and expiration dates of the lease term and any renewal terms, the amount of monthly or annual rental payments, the amount of the security deposit, and the status of rental payments, including any rental payments in arrears, any prepaid rent and the date through which rent is paid as of the date hereof.  The Assumed Leases constitute all of the written and oral agreements of any kind for the leasing, rental, use or occupancy of leased real property to which any Seller is a party and relates to the Business.  The Assumed Leases are the result of bona fide arms-length negotiations between the parties.  There are no Assumed Leases under which the delivery date of any of the Seller Facilities has been accelerated and the premises not yet delivered.

(r)                                    Insurance.  To the best of Sellers’ knowledge, each Seller and its properties and assets are insured by reputable insurers against such risks and in such amounts as are reasonably prudent in accordance with industry practices or as required by law.  Schedule 4.1(r) hereto sets forth a list of all insurance policies owned by each Seller by which such Seller or any of its properties or assets is covered against present losses, all of which are now in full force and effect.  No insurance has been refused with respect to any operations, properties or assets of any Seller nor has coverage of any insurance been limited by any insurance carrier that has carried, or received any application for, any such insurance during the last three (3) years.  No insurance carrier has denied any claims made against any of the policies listed on Schedule 4.1(r) hereto.

(s)                                   Immigration Matters.

(i)                                     No Seller has received any written notice within the past twenty-four (24) months of any inspection, audit, or investigation relating to alleged noncompliance with or violation of the Immigration Reform and Control Act of 1986 or the regulations promulgated thereunder (“IRCA”) or the American Competitiveness and Workplace Improvement Act (“ACWIA”), nor has any Seller, within the past twenty-four (24) months, been warned, fined or otherwise penalized by reason of any failure to comply with IRCA or ACWIA.  Within the past twenty-four (24) months, no Seller (with respect to the Business) is, or has been, the subject of an investigation, fine, or other penalty from U.S. Immigration and Customs Enforcement, the U.S. Department of Homeland Security, the U.S. Department of Justice, the U.S. Department of Labor, or any other state or federal agency.

(ii)                                  Each Seller is, and has been, in material compliance with IRCA and, if applicable, ACWIA, for the past twenty-four (24) months.

(iii)                               As of the Closing Date and for the Sellers’ current employees, Seller has not received any notices from the Social Security Administration or the U.S. Department of Homeland Security regarding a “no-match” of employee names and Social Security numbers or employee names and immigration-related documents.

(iv)                              No Seller knowingly utilizes or continues to utilize contractors who fail to comply with Form I-9 Employment Eligibility Verification obligations relating to the contactor’s employees or who otherwise fail to comply with U.S. immigration laws.

(t)                                    Brokers’ Fees.  Neither any Seller nor any Principal has incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by this Agreement for which the Buyer could become liable.

(u)                                 Accuracy of Information Furnished.  No representation, statement or information contained in this Agreement (including the various Schedules attached hereto) or any agreement executed in connection herewith or in any certificate delivered pursuant hereto or thereto or made or furnished to the Buyer or its representatives by any Seller or any Principal contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading.  The Sellers have provided the Buyer with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.

As used herein, the term “Sellers’ knowledge” and terms of similar meaning shall mean the actual or constructive knowledge, after due inquiry, of the Principals.

4.2                               Representations and Warranties of the Buyer.  The Buyer hereby represents and warrants to the Sellers and the Principals as follows:

(a)                                 Organization of the Buyer.  The Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business being conducted requires the Buyer to be so qualified.

(b)                                 Authorization.  The Buyer has the necessary power and authority to enter into and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by the Buyer and the performance by the Buyer of its obligations hereunder have been duly authorized by all necessary action on its part.  This Agreement and all agreements contemplated to be delivered hereunder constitute the legal, valid and binding obligations of the Buyer enforceable against it in accordance with their terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency and other laws affecting creditors’ rights generally and general principles of equity.

(c)                                  Noncontravention.  Neither the execution and the delivery of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby will (with or without the giving of notices or the passage of time) (i) violate any applicable law or other restriction of any Governmental Authority to which the Buyer is subject or any provision of the charter or bylaws (or other organizational documents) of the Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material agreement, contract, lease, license, instrument or other arrangement to which the Buyer is a party or by which the Buyer is bound.  The Buyer does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of, any Governmental Authority or other third party in order for the parties to consummate the transactions contemplated by this Agreement.

(d)                                 Legal Proceedings.  To the Buyer’s knowledge, there is no complaint or petition in which relief is sought that would prevent, delay or make illegal the transactions contemplated by this Agreement.  There is no litigation, action, suit, proceeding or governmental investigation pending or, to the Buyer’s knowledge, threatened (orally or in writing), which could have a material adverse effect on the transactions contemplated by this Agreement.

(e)                                  Brokers’ Fees.  The Buyer has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement for which the Sellers or the Principals could become liable.

As used herein, the term “Buyer’s knowledge” and terms of similar meaning shall mean the actual or constructive knowledge, after due inquiry, of Jim Black, Alex Weiss, Kindel Elam and Steve Stagner.

ARTICLE V
PRE-CLOSING COVENANTS

5.1                               Operation in Ordinary Course.  From the date hereof until the earlier of the Closing or the date on which this Agreement terminates or is terminated pursuant to Article VIII, each Seller will, and the Principals shall cause each Seller to, (i) conduct the Business only in the ordinary course, in substantially the same manner in which it has been previously conducted and not undertake any business activities outside the ordinary course without the Buyer’s prior written consent, which consent shall not be unreasonably withheld; (ii) use its Commercially Reasonable Efforts to preserve intact its business organization and goodwill with respect to the Business, keep available the services of its officers, employees, independent contractors and leased labor as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it; (iii) consistent with applicable laws, confer on a regular and frequent basis, at the Buyer’s reasonable request, with representatives of the Buyer to report operational matters and the general status of ongoing operations; (iv) notify the Buyer of any emergency or other event which may reasonably be expected to constitute or result in a material adverse change in its Business; (v) not sell, lease, transfer, assign or relocate outside the Seller Facilities any of the Assets, other than Inventory sold in the ordinary course of business consistent with past custom and practice; (vi) not amend adversely to such Seller or terminate any Assigned Contract, including any amendment or other agreement to increase the current or future base rent under any Assumed Lease; (vii) maintain the Assets in their present state of repair (ordinary wear and tear excepted); (viii) not enter into any new real property lease without the Buyer’s express prior written consent; and (ix) not file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Assets, surrender any material right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Assets, and not take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Buyer, to the extent related to the Assets.  The Buyer acknowledges that except as provided in this Agreement it has no rights to control, direct or approve the operations of the Business prior to the Closing.

5.2                               Exclusivity.  From the date hereof until the earlier of the Closing or the date on which this Agreement terminates or is terminated pursuant to Article VIII, each Seller agrees that it shall not directly, or indirectly through any of its officers, directors, managers, partners, employees, shareholders, members, agents or representatives, (i) discuss or pursue a possible sale or other disposition of the Assets or any interest therein with any Person other than the Buyer or its representatives or provide any information to any Person other than the Buyer or its representatives in connection therewith or (ii) except in connection with the performance of this Agreement or to the extent previously disclosed by the Buyer pursuant to Section 5.4, disclose the terms or existence of this Agreement to any Person other than the Buyer or its representatives.

5.3                               Access.  From and after the date hereof until the earlier of the Closing or the date on which this Agreement terminates or is terminated pursuant to Article VIII, each Seller will provide the Buyer and its representatives and agents reasonable access (during normal business hours and after reasonable advance notice and in a manner that will not unduly disrupt the Business) to the documents relating to the Assets or the Assumed Liabilities and to the Seller Facilities and with access to the landlords under the Assumed Leases.  The Sellers shall provide monthly Sales Information for each Seller Facility until the Closing promptly after such Sales Information becomes available after the end of the applicable month, but in no event later than twenty (20) days after the end of the applicable month. The Sellers shall also provide information with respect to any significant changes in the costs of operations of the Assets (other than changes directly attributable to changes in sales volume) and any other documents, financial or otherwise as may be reasonably requested by the Buyer.  The Buyer shall not seek to obtain, from the Sellers’ vendors or otherwise, any information as to the Sellers’ actual pricing of Inventory or vendor terms.  The Buyer agrees that it shall maintain the confidentiality of any proprietary or confidential information or materials it obtains hereunder in accordance with the Confidentiality Agreement, dated as of August 8, 2013, by and between the Buyer and Back to Bed (the “Confidentiality Agreement”).  The Buyer and the Sellers shall mutually agree upon a reasonable timeframe and process through which the Buyer may contact employees of the Business, and any contact by the Buyer with such employees outside the scope of such mutually-approved process prior to the Closing will be subject to the express prior approval of the Sellers.

5.4                               Public Announcement.  Prior to the Closing, except as may be required by applicable law, rule or regulation, including any securities exchange regulation, neither the Buyer nor the Sellers (nor any of their respective affiliates, including the Principals) will make or issue any public statement or announcement with respect to this Agreement or the transactions contemplated hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that, without the consent of the Sellers or the Principals, the Buyer or its affiliates may issue a press release or make other disclosures (a) as may be required by or advisable under federal securities laws applicable to the Buyer or such affiliate, and discuss any information contained in or related to such disclosure or (b) as may be advisable in the Buyer’s discretion.

5.5                               Efforts.  Each Party will use its Commercially Reasonable Efforts to take all actions and to do all things necessary, proper or advisable to consummate, make effective and comply with all of the terms of this Agreement and the transactions contemplated hereby (including satisfaction, but not waiver, of the closing deliveries required by Article III).

5.6                               Confidentiality.  The Parties acknowledge and agree that the terms of the Confidentiality Agreement shall survive the execution of this Agreement and the consummation of the transactions contemplated herein.  From and after the Closing Date, (i) any proprietary information concerning the Business or the Assets, (ii) the terms and conditions set forth in this Agreement and any ancillary agreements contemplated herein and (iii) any business, financial, operational or other information, data, documents or knowledge disclosed by, or on behalf of, the Buyer, whether in writing or orally, in connection with any matter arising under this Agreement, in each case, shall be deemed to be “Confidential Information” (as defined in the Confidentiality Agreement) of the Buyer, and the Sellers shall treat such information as confidential in accordance with the Confidentiality Agreement.

5.7                               Lease Agreements.  The Sellers and the Principals will cause Audrey Lane LLC, 1970 Stuart FL LLC, 700 Hilltop, LLC and 10915 Summerfield, LLC to enter into the Audrey Lane Lease, the Stuart Lease, the Hilltop Lease, and the Summerfield Lease, respectively, each in a form reasonably acceptable to the Buyer and providing for market rent and terms.

5.8                               Disclosure Schedule Update.  Not later than two (2) Business Days following the date hereof, the Sellers shall provide the Buyer with a revised Schedule 4.1(q)(iii) including the date and name of all parties to each Assumed Lease and the identifiable store location of each Assumed Lease.

ARTICLE VI
POST-CLOSING COVENANTS

6.1                               Personnel Matters.

(a)                                 At Closing, the Sellers shall terminate, and the Buyer or one or more of its affiliates may, but shall not be obligated to, offer employment to the employees referenced in Schedule 4.1(i), subject to the completion and satisfaction of any employee screening tests typically administered or assessed by the Buyer or its affiliates in the ordinary course of business.  Any costs and obligations resulting from such offer of employment shall be the sole responsibility of the Buyer and its affiliates.  Any employee of any Seller employed in the Business immediately before the Closing and who accepts such offer of employment with the Buyer or any of its affiliates and becomes an employee of the Buyer or any of its affiliates on the Closing Date is referred to herein as a “Company Employee.”  The Buyer specifically disclaims any obligation to remunerate any employee, independent contractor, or leased labor of any Seller who, following the Closing Date, may be employed by the Buyer or one of its affiliates, except upon such terms as the Buyer or an affiliate of the Buyer and such employee, independent contractor, or leased labor may agree.  The Sellers make no representation or warranty that any such employee, independent contractor, or leased labor will accept employment or engagement, as applicable, with the Buyer.

(b)                                 Neither the Buyer nor any of its affiliates shall be responsible for any costs, obligations or liabilities that may result from the termination of employment or engagement by any Seller of any employee, independent contractor, or leased labor of such Seller, regardless of whether such employee, independent contractor, or leased labor may have been or will be employed by the Buyer or one of its affiliates immediately following such employee’s, independent contractor’s, or leased labor’s termination by such Seller.

(c)                                  The Parties agree that the Buyer does not and will not assume the sponsorship of, or the responsibility for contributions to, or any liability in connection with or with respect to, any Seller Benefit Plan.  The Sellers and the affiliates of the Sellers will remain responsible for all Seller Benefit Plans after the Closing.  The Buyer is not, and shall not be deemed to be, a successor employer to any Seller with respect to any of the Seller Benefit Plans and no plan or other program adopted or maintained by the Buyer after the Closing is or shall be deemed to be a “successor plan,” as such term is defined in ERISA or the Code, of any such Seller Benefit Plan.  The Buyer does not and shall not assume any Seller Benefit Plan, including any severance plans of any Seller.

(d)                                 Each Seller will retain sole responsibility for, and continue to pay, all hospital, medical, life insurance, disability, supplemental unemployment and all other welfare plan expenses and benefits for the employees (and their covered dependents) and former employees (and their covered dependents) of such Seller and its affiliates, including, but not limited to the Company Employees (and their covered dependents) with respect to claims incurred by such individuals and their covered dependents under any of the Seller Benefit Plans.

(e)                                  Each Seller shall be liable for any continuation coverage (including any penalties, excise Taxes or interest resulting from the failure to provide continuation coverage) required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”) due to any and all qualifying events (including those as a result of the transactions contemplated by this Agreement and all prior COBRA qualifying events which occurred prior to Closing with respect to qualified beneficiaries covered by group health plans maintained by such Seller or any affiliate of such Seller).  The Buyer shall not be responsible for any liabilities that may arise with respect to the application of COBRA with respect to any employee or individual employed by or formerly employed by any Seller (and their covered dependents) as a result of the transactions contemplated by this Agreement, or for any prior COBRA events which occurred prior to Closing and shall not be deemed to be a successor employer for COBRA purposes.

(f)                                   Prior to and on the Closing Date, each Seller shall have taken all necessary actions to comply with the Worker Adjustment and Retraining Notification Act (the “WARN Act”) and any applicable similar state or local laws and regulations, to the extent such Seller is subject to the WARN Act and other applicable similar laws and regulations, and the Buyer shall not have any disclosure or announcement obligations or any other responsibilities under the WARN Act or other applicable similar laws and regulations as a result of the transactions contemplated by this Agreement.

(g)                                  Nothing contained in this Agreement shall interfere with the right of the Buyer to terminate the employment of any of the Company Employees at any time, with or without cause.  Any liabilities arising from such termination shall be the responsibility of, and for the account of, the Buyer.

(h)                                 Nothing contained in this Agreement shall create any third party beneficiary rights in any employee or former employee of any Seller, any Company Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to any matter contemplated under this Section 6.1.

6.2                               Covenant Not to Compete.

(a)                                 Restricted Period.  For a period of five (5) years after the Closing Date, neither any Seller nor any Principal shall, either directly or indirectly, for themselves or on behalf of or in conjunction with any other Person (other than on behalf of the Buyer or its affiliate) own, maintain, engage in, or participate or have any interest in any business engaged in the operation of any retail store selling bedding within the Restricted Territory or on the internet or, without limiting the foregoing, solicit Persons who are vendors or customers of any Seller as of the Closing Date for the purpose of soliciting any business of the type that is similar to the Business from such Persons. The running of the time periods referenced in this Section 6.2(a) shall be tolled during any period of time during which any Seller or Principal violates this Section 6.2(a), as determined by a final order of court or other tribunal of proper jurisdiction and not by an order granting temporary or preliminary relief. Notwithstanding the foregoing provisions of this Section 6.2(a), a Principal may (y) participate in the above activities as an employee of the Buyer or one of its affiliates, and (z) own securities in any publicly held Person that is covered by the restrictions set forth in this Section 6.2(a), but only to the extent that such Principal does not own, of record or beneficially, more than two percent (2%) of the outstanding beneficial ownership of such Person.

(b)                                 Reasonableness.  The Parties acknowledge and agree that the limitations imposed by this Section 6.2 as to time, geographical area, and scope of activity being restrained are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Buyer.  The Principals further acknowledge that the above restrictions placed upon them are necessary for the reasonable and proper protection of the Business and that in the event any such restrictions are operative, the Principals will be able to engage in other businesses and employment for the purposes of earning a livelihood.  As used in this Agreement, the term “Restricted Territory” means anywhere in the United States of America, including any state, territory, county, province, municipality, or other subdivision thereof.

(c)                                  Severability.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.2 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce or modify the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section 6.2 shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

6.3                               Non-Solicitation.  For a period of five (5) years from and after the Closing Date, neither any Seller nor any Principal shall, directly or indirectly, (i) discourage any person from accepting employment with or being hired by the Buyer or any affiliate or franchisee of the Buyer or (ii) solicit the employment or services of, or cause or attempt to cause to leave the employment or service of the Buyer or any affiliate or franchisee of the Buyer, any person who or which is employed by, or otherwise engaged to perform services for, the Buyer or any affiliate or franchisee of the Buyer (whether in the capacity of employee, consultant, independent contractor or otherwise) or had been an employee, consultant or independent contractor of the Buyer or any of its affiliates or franchisees within the previous six (6) months; provided, however, that the running of such time period shall be tolled during any period of time during which any Seller or any Principal violates this Section 6.3; and provided further, however, that nothing contained in this Agreement shall preclude the solicitation of any such person who (x) contacts any Seller or any Principal on his or her own initiative, (y) responds to a general solicitation of employment through an advertisement not specifically directed at the Business or its employees, independent contractors, or leased labor, or (z) is referred to any Seller or any Principal through a search firm, employment agency, or similar entity, provided such entity has not been specifically instructed to solicit employees, independent contractors, or leased labor of the Business.

6.4                               Access to Records.  The Sellers and the Buyer will (i) each provide each other with such assistance as may reasonably be requested by the other such Party in connection with (a) the preparation of any Tax Return, audit or other examination by any Governmental Authority or judicial or administrative proceedings relating to liability for Taxes or (b) the Retained Liabilities or Assumed Liabilities, as applicable, (ii) each retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, determination or Retained Liabilities or Assumed Liabilities, and (iii) each provide the other with notice of any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.  In the event that either the Buyer or any Seller is audited in connection with any such Taxes, the Party being audited will notify the other Party of such audit and will not object to the other Party’s appearance in the audit.  To the extent that the Buyer’s obligation under this Section 6.4 necessitates providing access to the Assets or Seller Facilities, upon reasonable prior notice to the Buyer, the Buyer shall afford the Sellers and their representatives, who shall have agreed in writing with the Buyer to be bound by a confidentiality agreement in form satisfactory to the Buyer, access, during regular business hours, to the Assets and the Seller Facilities, including books and records and other documents and data related to the Assets, such rights of access to be exercised in a manner that does not interfere with the operations of the Buyer.

6.5                               Landlord Fees.  The Sellers shall bear 100% of the cost of any landlord or third party fees or expenses incurred in connection with obtaining the consents and approvals of such landlords or third parties to the assignment by the Sellers to the Buyer of the Assumed Leases and other Assigned Contracts, whether incurred before or after the Closing Date, including the costs of any amendments required in connection with such consents or approvals; provided, however, that Buyer shall provide to the Sellers the language to be used in order to obtain such consents and approvals and bear all costs of providing such language to the Sellers.

6.6                               Post Closing Rent Payments.  The Sellers shall timely pay the monthly rent payments, including any common area maintenance payments, to the landlords of the Seller Facilities for the calendar month immediately following the Closing Date.  After the Closing, the Buyer shall reimburse the Sellers for the Buyer’s pro rata portion of such rent payments, which may be one hundred percent (100%).  The Sellers shall provide to the Buyer evidence of such payments within five (5) days and shall provide to the Buyer a list of all landlord addresses for purposes of rent payments.

ARTICLE VII
CERTAIN TAX MATTERS

7.1                               Sellers’ Liability for Taxes.  The Sellers shall be liable for (A) any Taxes imposed with respect to the Business or any Assets or any income or gain derived with respect thereto for the taxable periods, or portions thereof, ended on or before the Closing Date, (B) Buyer Damages (as hereinafter defined) directly or indirectly relating to or arising out of any liability for Taxes imposed with respect to the Business or any Assets or any income or gain derived with respect thereto for the taxable periods, or portions thereof, ended on or before the Closing Date, (C) any Transfer Taxes (as hereinafter defined) for which the Sellers are liable pursuant to Section 7.2 and (D) any Property Taxes (as hereinafter defined) for which the Sellers are liable pursuant to Section 7.3.

7.2                               Transfer Taxes.  The Sellers and the Buyer agree to use their Commercially Reasonable Efforts to mitigate, reduce or eliminate any sales, use, excise, value added, transfer, stamp, documentary, filing, recordation, registration, real estate transfer and other similar Taxes, charges or fees imposed by or on behalf of or payable to any Governmental Authority (“Transfer Taxes”), and to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes that result from, relate to, or arise in connection with the sale and transfer of the Assets or Business pursuant to this Agreement and the other transactions contemplated hereby.  To the extent any such Transfer Taxes exist, the Sellers shall bear 100% of any such Transfer Taxes that result from, relate to, or arise in connection with the sale and transfer of the Assets or Business pursuant to this Agreement and the other transactions contemplated hereby.   The Sellers and the Buyer shall cooperate with one another in the preparation of any necessary Tax Returns and other related documentation with respect to such Transfer Taxes (including any exemption certificates and forms as each may reasonably request to establish an exemption from (or otherwise reduce) or make a report with respect to Transfer Taxes).

7.3                               Property Taxes.  With respect to any real property, personal property, ad valorem and other similar Tax (“Property Taxes”), including payments in-lieu-of Property Taxes, assessed on any of the Assets for a Tax period that begins on or before and ends after the Closing Date (a “Straddle Period”), the liability for such Property Taxes shall be prorated on a daily basis between the Sellers and the Buyer as of the Closing Date, (a) with the Sellers being liable for the portion of such Property Taxes equal to the product of (i) the amount of such Property Taxes for the entirety of the Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the total number of days in the Straddle Period, and (b) with the Buyer being liable for the remainder of such Property Taxes.

7.4                               Survival.  For the avoidance of doubt and notwithstanding anything contained in this Agreement to the contrary, the respective rights and obligations of the Parties under this Article VII shall survive the Closing indefinitely.

ARTICLE VIII
TERMINATION

8.1                              Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written consent of the Buyer and the Sellers;

(b)                                 by the Sellers in writing, without liability, if the Buyer shall (i) fail to perform in any material respect the agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after the Sellers have notified the Buyer in writing of the Sellers’ intent to terminate this Agreement pursuant to this subparagraph (b);

(c)                                  by the Buyer in writing, without liability, if any Seller or Principal shall (i) fail to perform in any material respect the agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after the Buyer has notified the Sellers in writing of the Buyer’s intent to terminate this Agreement pursuant to this subparagraph (c);

(d)                                 by the Buyer in writing, without liability, if the Sellers will not be able to validly assign, in the Buyer’s sole discretion, at least (i) eighty percent (80%) of all the Assumed Leases and (ii) one hundred percent (100%) of the Assumed Leases specified on Schedule 8.1(d) at the Closing and the Sellers cannot provide reasonable assurance that all such remaining Assumed Leases will be validly assigned at Closing within thirty (30) days after the Buyer has notified the Sellers in writing of the Buyer’s intent to terminate this Agreement pursuant to this subparagraph (d); or

(e)                                  by either the Sellers or the Buyer in writing, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on the Buyer or the Sellers, which prohibits or restrains the Buyer or the Sellers from consummating the transactions contemplated hereby, provided that the Buyer and the Sellers shall have used their Commercially Reasonable Efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within thirty (30) days after entry, by any such Governmental Authority.

8.2                               Effect of Termination.  Termination of this Agreement pursuant to this Article VIII shall terminate all obligations of the Parties hereunder, except for the obligations under Section 5.6, Section 10.2, Section 10.4, Section 10.11 and this Section 8.2; provided, however, that termination pursuant to subparagraphs (b) or (c) of Section 8.1 shall not relieve a defaulting or breaching Party from any liability to the other Party hereto.

ARTICLE IX
INDEMNIFICATION

9.1                              Indemnification by the Sellers and the Principals.  Subject to the provisions of this Section 9.1, the Sellers and the Principals hereby agree, jointly and severally, to indemnify, defend and hold harmless the Buyer, the Buyer’s affiliates and their respective officers, directors, managers, shareholders, partners, members, employees, agents and affiliates (collectively, “Buyer Indemnified Persons”) from and against any losses, liabilities, claims, obligations, damages (including diminution in value), strict liability, environmental responsibility, fines, penalties, assessments, deficiencies, actions, causes of action, arbitrations, proceedings, remediations, judgments, settlements, violations or alleged violations of law, costs and expenses (including reasonable attorneys’ fees and all other expenses incurred in investigating, preparing, or defending any litigation or proceeding, commenced or threatened) (collectively, “Buyer Damages”) arising out of or resulting from:

(a)                                 any breach of any representation or warranty any Seller or any Principal has made in this Agreement or in any other certificate or document any Seller or any Principal has delivered pursuant to this Agreement;

(b)                                 any breach by any Seller or any Principal of any of their respective covenants or obligations in this Agreement;

(c)                                  the operation and ownership of, or conditions existing, arising or occurring with respect to, the Assets or the Seller Facilities prior to the Closing Date;

(d)                                 the Retained Liabilities;

(e)                                  any amounts payable to vendors, or portion thereof, for forfeiture or refund of new store funds or other incentive payments as a result of the transactions contemplated under this Agreement;

(f)                                   any accounts payable, or portion thereof or fees or penalties imposed in connection therewith, incurred prior to the Closing Date and which are beyond the relevant repayment terms as of the Closing Date;

(g)                                  Seller Lease Adjustments;

(h)                                 non-compliance with the provisions of the bulk sales or bulk transfer laws of any jurisdiction, to the extent applicable to the transactions contemplated hereby;

(i)                                     (A) the pre-Closing employment by a Seller of any individual, or (B) the termination of employment by a Seller of any employee on or prior to the Closing Date, whether or not such Buyer Damages arise under a Contract, Seller Benefit Plan, applicable law or otherwise

(j)                                    any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with any Seller or any Principal in connection with the transactions contemplated by this Agreement;

(k)                                 any and all Taxes or Transfer Taxes for which any Seller is responsible in accordance with Article VII; or

(l)                                     any allegation by a third party of any of the foregoing.

9.2                               Indemnification by the Buyer.  Subject to the provisions of this Section 9.2, the Buyer hereby agrees to indemnify, defend and hold harmless the Sellers, the Sellers’ affiliates and their respective officers, directors, managers, shareholders, partners, members, employees, agents and affiliates (collectively, the “Seller Indemnified Persons”) from and against any losses, liabilities, claims, obligations, damages (including diminution in value), strict liability, fines, penalties, assessments, deficiencies, actions, causes of action, arbitrations, proceedings, remediations, judgments, settlements, violations or alleged violations of law, costs and expenses (including reasonable attorneys’ fees and all other expenses incurred in investigating, preparing, or defending any litigation or proceeding, commenced or threatened) (collectively, “Seller Damages,” and, together with the Buyer Damages, the “Damages”) arising out of or resulting from:

(a)                                 any breach of any representation or warranty the Buyer has made in this Agreement or in any other certificate or document the Buyer has delivered pursuant to this Agreement;

(b)                                 any breach by the Buyer of its covenants or obligations in this Agreement;

(c)                                  the operation and ownership by the Buyer of, or conditions existing, arising or occurring with respect to, the Assets and the Seller Facilities on or after the Closing Date;

(d)                                 the Assumed Liabilities;

(e)                                  (A) the post-Closing employment by the Buyer of any Company Employee, or (B) the termination of employment by the Buyer of any Company Employee, whether or not such Seller Damages arise under a Contract, applicable law or otherwise;

(f)                                   any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with the Buyer in connection with the transactions contemplated by this Agreement; or

(g)                                  any allegation by a third party of any of the foregoing.

9.3                               Limitations on Indemnification.

(a)                                 Except with respect to Buyer Damages arising out of a breach of the representations under Sections 4.1(a) (Organization of the Sellers), 4.1(b) (Authorization), 4.1(g) (Assets), 4.1(i) (Employee Matters), 4.1(j) (Benefit Plans/ERISA), 4.1(n) (Tax Matters), 4.1(o) (Environmental), 4.1(s) (Immigration Matters) and 4.1(t) (Brokers’ Fees) (collectively, the “Seller Excluded Representations”), the maximum aggregate liability of the Sellers and the Principals for Buyer Damages for any matter described under Section 9.1(a) shall not exceed in the aggregate an amount that is equal to $6,000,000 (the “Cap”).  The maximum aggregate liability of the Sellers and the Principals for Buyer Damages arising out of a breach of the Seller Excluded Representations shall not exceed in the aggregate an amount that is equal to $60,000,000.

(b)                                 Except with respect to Seller Damages arising out of a breach of the representations under Section 4.2(a) (Organization of the Buyer), 4.2(b) (Authorization) and 4.2(e) (Brokers’ Fees) (collectively, the “Buyer Excluded Representations”), the maximum aggregate liability of the Buyer for Seller Damages for any matter described under Section 9.2(a) shall not exceed, in the aggregate, an amount equal to the Cap. The maximum aggregate liability of the Buyer for Seller Damages arising out of a breach of the Buyer Excluded Representations shall not exceed, in the aggregate, an amount equal to $60,000,000.

(c)                                  Except with respect to Buyer Damages arising out of a breach of the Seller Excluded Representations, no Buyer Indemnified Person may bring a Claim (as hereinafter defined) and recover Buyer Damages for any matter described under Section 9.1(a) unless the amount of Buyer Damages relating to all such Claims exceeds in the aggregate $300,000 (the “Basket”), in which case the Sellers and the Principals shall thereafter, subject to the Cap, be liable for all such Buyer Damages in excess of $300,000.

(d)                                 Except with respect to Seller Damages arising out of a breach of the Buyer Excluded Representations, no Seller Indemnified Person may bring a Claim and recover Seller Damages for any matter described under Section 9.2(a) unless the amount of Seller Damages relating to all such Claims exceeds in the aggregate the Basket, in which case the Buyer shall thereafter, subject to the Cap, be liable for all such Seller Damages in excess of $300,000.

(e)                                  Neither the Buyer Indemnified Persons nor the Seller Indemnified Persons shall be entitled to recover more than once for any Damages that may have resulted from the breach of a representation, warranty, covenant or agreement contained in this Agreement from the occurrence of a single event.

(f)                                   Notwithstanding anything contained herein to the contrary, the foregoing limitations shall not apply in the case of a determination of fraud by a final and non-appealable order of judgment of a court of competent jurisdiction.

(g)                                  The Buyer acknowledges that in no event shall the Sellers nor the Principals have any liability to the Buyer with respect to a breach of representation, warranty or covenant under this Agreement to the extent that the Buyer had knowledge of such breach as of the date hereof by virtue of any disclosure schedules delivered by the Sellers to the Buyer in connection with this Agreement, provided that Sellers shall be responsible for any acts or actions by any of them on or before the Closing Date.

(h)                                 All materiality qualifications in the representations and warranties will be disregarded for purposes of determining a Person’s right to indemnification or calculating Damages under this ARTICLE IX.

9.4                               Indemnification Procedure.

(a)                                 Within thirty (30) days after receipt by a Person entitled to indemnification hereunder (the “Indemnified Party”) of written notice of the institution of any legal proceeding, or of any claim or demand, asserted by a third party (a “Third Party Claim”) against the Indemnified Party with respect to which a claim for indemnification is to be made pursuant to Section 9.1 or 9.2 herein, the Indemnified Party shall give written notice to the other party (the “Indemnifying Party”) of such Third Party Claim.  The failure of the Indemnified Party to provide such written notice within thirty (30) days shall not amount to a waiver of any such claim unless and only to the extent that the resulting delay materially and adversely prejudices the position of the Indemnifying Party with respect to such claim.  The Indemnifying Party shall be entitled to participate in and to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, and after written notice from the Indemnifying Party to such Indemnified Party of such assumption of defense, and, provided that the Indemnifying Party continues to diligently pursue such defense, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof.  No Indemnifying Party will enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party unless such settlement (a) requires solely the payment of money damages by the Indemnifying Party and (b) includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party and the persons for whom the Indemnified Party is acting or who are acting on behalf of the Indemnified Party from all liability in respect of the proceeding giving rise to the Third Party Claim.

(b)                                 Any claim by an Indemnified Party on account of Damages which does not result from a Third Party Claim (a “Direct Claim” and, either a Direct Claim or a Third Party Claim, a “Claim”) will be asserted by giving the Indemnifying Party thirty (30) days written notice thereof.  The failure of the Indemnified Party to provide such written notice within thirty (30) days shall not amount to a waiver of any such claim unless and only to the extent that the resulting delay materially and adversely prejudices the position of the Indemnifying Party with respect to such claim.  Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail.  The Indemnifying Party will have a period of thirty (30) days within which to respond in writing to such Direct Claim, disputing the Direct Claim or the amount of Damages relating to such Direct Claim.  If the Indemnifying Party does not timely dispute the Direct Claim or the Damages relating thereto, the Indemnifying Party will be deemed to have accepted such claim, in which event the Indemnifying Party will be required to pay such amounts in accordance with Section 9.5 hereof.

9.5                               Payment.  Payment of any amounts due pursuant to this Article IX shall be made within ten (10) Business Days after written notice of such amount due is sent by the Indemnified Party (each such date, a “Final Determination Date”).

9.6                               Escrow.

(a)                                 The funds contained in the Escrow Account shall be distributed in accordance with the terms and conditions of the Escrow Agreement; provided, that in the event that Buyer Indemnified Persons are entitled to indemnification pursuant to Section 9.1, the Sellers hereby covenant and agree to execute and deliver joint written instructions with the Buyer to the Escrow Agent, within five (5) Business Days after an applicable Final Determination Date, directing the Escrow Agent to release from the Escrow Account and pay to the Buyer or its designee(s) the amount of Buyer Damages to which the Buyer Indemnified Persons are entitled hereunder as of such Final Determination Date, in each case to the fullest extent of the funds then remaining in the Escrow Account.

(b)                                 On or prior to the fifth Business Day after the first anniversary of the Closing Date (the “Initial Release Date”), the Buyer shall quantify and deliver to the Sellers the Buyer’s good faith estimate of the maximum aggregate amount of Buyer Damages that Buyer Indemnified Persons may suffer from Direct Claims or Third Party Claims of which the Buyer notified the Sellers or the Principals on or before the Initial Release Date (the “Initial Damages Amount”).  The Buyer hereby covenants and agrees on the written request of the Sellers to execute and deliver joint written instructions with the Sellers to the Escrow Agent, promptly after its delivery of the Initial Damages Amount, directing the Escrow Agent to release from the Escrow Account and pay to the Sellers as directed by the Sellers an amount equal to (i) Three Million Dollars ($3,000,000), minus (ii) amounts previously paid from the Escrow Account to Buyer Indemnified Persons (iii) minus the Initial Damages Amount (the “Initial Release Amount”).  On or prior to the fifth Business Day after eighteen (18) months after the Closing Date (the “Secondary Release Date”), the Buyer shall quantify and deliver to the Sellers the Buyer’s good faith estimate of the maximum aggregate amount of Buyer Damages that Buyer Indemnified Persons may suffer from Direct Claims or Third Party Claims of which the Buyer notified the Sellers or the Principals on or before the Secondary Release Date (the “Secondary Damages Amount”).  The Buyer hereby covenants and agrees on the written request of the Sellers to execute and deliver joint written instructions with the Sellers to the Escrow Agent, promptly after its delivery of the Secondary Damages Amount, directing the Escrow Agent to release from the Escrow Account and pay to the Sellers as directed by the Sellers an amount equal to (x) the amount then held in the Escrow Account, minus (y) the Secondary Damages Amount (the “Secondary Release Amount”).  The funds remaining in the Escrow Account after the release from escrow and payment of the Secondary Release Amount are referred to as the “Remaining Balance.”  The Escrow Agent shall continue to hold the Remaining Balance pending the final resolution of the Direct Claims or Third Party Claims, whereupon, as and when such Direct Claims or Third Party Claims are resolved from time to time, the Buyer and the Sellers shall direct the Escrow Agent to release and pay appropriate portions of such Remaining Balance to the Sellers, as directed by the Sellers or the Buyer (or its designee(s)), as the case may be.

9.7                               Equitable Relief.  Without limiting the generality of the proviso set forth at the end of Section 9.8, the Parties mutually agree that if a violation of any covenant contained in Section 5.6, 6.2 or 6.3 occurs by any Seller or any Principal, such violation may cause irreparable injury to the Buyer and the remedy at law for any such violation may be inadequate.  The Parties further agree that if any Seller or any Principal violates Section 5.6, 6.2 or 6.3, it would be difficult to determine the entire cost, damage or injury which the Buyer or its affiliates would sustain.  The Parties agree that, upon any breach or anticipated breach by any Seller or any Principal of any covenant contained in Section 5.6, 6.2 or 6.3, the Buyer or its affiliates shall have the right, in addition to any other rights that may be available to them, to obtain in any court of competent jurisdiction injunctive relief to restrain any violation by any Seller or any Principal of such Section(s) or to compel specific performance by any Seller or any Principal of one or more of their obligations under such Section(s) (any requirements for posting of bonds for injunction are hereby expressly waived or reduced to the maximum extent permitted by applicable law).  The seeking or obtaining by the Buyer or its affiliates of such injunctive relief shall not foreclose or in any way limit the right of the Buyer to obtain a money judgment against any Seller for any damage to the Buyer or its affiliates that may result from any breach by any Seller or any Principal of Section 5.6, 6.2 or 6.3.

9.8                               Exclusive Remedy.  The Parties agree that the sole and exclusive remedy of any Party hereto or their respective affiliates with respect to this Agreement and any other agreement delivered by either any Seller or the Buyer in connection with the transactions contemplated hereunder or any other claims relating to the Business, the events giving rise to this Agreement or the transactions contemplated hereunder, shall be limited to the indemnification provisions of this Article IX, Section 2.2, Section 8.2 and Article VII; provided, however, that this limitation shall not apply in the event of a determination of fraud by a final and non-appealable order of judgment of a court of competent jurisdiction or with respect to claims for injunctive or other equitable relief provided for in this Agreement.

9.9                               Effect of Knowledge of Inaccuracies.  A Buyer Indemnified Person’s rights to indemnification for any Buyer Damages shall not be affected or waived by virtue of (and the Buyer shall be deemed to have relied solely upon the express representations and warranties set forth herein notwithstanding) any knowledge on the part of the Buyer or any Person of any inaccuracy of any such representation or warranty of any Seller or any Principal expressly set forth in this Agreement, regardless of whether such knowledge was obtained through the Buyer’s or any Person’s own investigation or through disclosure by any Seller, any Principal or any other Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement.

ARTICLE X
MISCELLANEOUS

10.1                        Nature and Survival of Representations.  The representations and warranties of the Buyer, the Sellers and the Principals contained in this Agreement shall survive the Closing until the eighteen (18) month anniversary of the Closing Date; provided, however, that (a) the representations and warranties made in Section 4.1(i) (Employee Matters),  Section 4.1(j) (Benefit Plans/ERISA), Section 4.1(n) (Tax Matters), Section 4.1(o) (Environmental) and Section 4.1(s) (Immigration Matters) shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations, and (b) the representations and warranties made in Section 4.1(a) (Organization of the Seller), Section 4.1(b) (Authorization), Section 4.1(g) (Assets), Section 4.1(t) (Brokers’ Fees), Section 4.2(a) (Organization of the Buyer), Section 4.2(b) (Authorization), or Section 4.2(e) (Brokers’ Fees) shall survive the Closing indefinitely.  Notwithstanding the immediately preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the immediately preceding sentence if written (i) notice of the inaccuracy or breach thereof giving rise to such right of indemnity and (ii) demand for indemnification shall have been given to the Party against whom such indemnity may be sought prior to such time; provided, however, that the applicable representation or warranty will survive only with respect to the particular inaccuracy or breach specified in such written notice.  All covenants and agreements of the Parties contained in this Agreement shall survive the Closing indefinitely.

10.2                        Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given upon actual receipt by the Party to whom addressed or if personally delivered or sent by registered or certified mail (return receipt requested) with postage and registration or certification fees thereon prepaid or by a reputable, nationally-recognized overnight courier, to the other Party at the following addresses (or at such other address as shall be given in writing by any Party to the other):

If to the Buyer:

Mattress Firm, Inc.

5815 Gulf Freeway

Houston, Texas 77023

Attention:  Steve Stagner and Alex Weiss

Facsimile No.:  713-921-4053

Email:  Steve.Stagner@mattressfirm.com

Email:  Alex.Weiss@mattressfirm.com

With a copy (which shall not constitute notice) to:

Mattress Firm, Inc.

5815 Gulf Freeway

Houston, Texas 77023

Attention:  General Counsel

Facsimile No.:  713-921-4053

Email:    kindel.elam@mattressfirm.com

And with a copy (which shall not constitute notice) to:

Fulbright & Jaworski LLP
Fulbright Tower

1301 McKinney, Suite 5100

Houston, Texas 77010

Attention: Gene G. Lewis

Facsimile No.: (713) 651-5246

Email:  gene.lewis@nortonrosefulbright.com

If to the Sellers or the Principals:

Back to Bed Inc.

700 Hilltop Dr.

Itasca, IL 60143

Attention: Glenn Haneberg and Vito Favia

Facsimile No.: (866) 286-1815

Email: vitofavia61@gmail.com

With a copy (which shall not constitute notice) to:

Brookwood Associates

3575 Piedmont Road, 15 Piedmont Center

Suite 820

Atlanta, GA 30305

Attention: Robert S. Winborne

Facsimile No.: (404) 564-5101

Email: rw@brookwoodassociates.com

And with a copy (which shall not constitute notice) to:

Kelleher & Buckley, LLC

102 S. Wynstone Park Drive, Suite 100

North Barrington, IL 60010

Attention: David P. Buckley, Jr. and Vasili D. Russis

Facsimile No.: 847-382-9135

Email: dbuckley@kelleherbuckley.com

Email: vrussis@kelleherbuckley.com

The Buyer and the Sellers agree to promptly advise the other Parties hereto of any change of address from that so set forth.

10.3                        Successors and Assigns.  This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the Parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties hereto, nor is this Agreement intended to confer upon any other Person except the Parties hereto any rights or remedies hereunder.

10.4                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the choice or conflict of law principles thereof.  In respect of any action, suit or other proceeding relating to this Agreement, each Party hereby irrevocably submits to the exclusive jurisdiction of any state or federal court located in Houston, Texas, and waives any objection that such venue is an inconvenient forum.

10.5                        Headings.  The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction, or effect.

10.6                        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one instrument.

10.7                        Further Assurances.  The Parties hereby agree to perform, execute or deliver, or cause to be performed, executed or delivered, such further acts, assurances and instruments as any Party may reasonably require to complete or perfect the conveyance and transfer to the Buyer of all of the Sellers’ right, title and interest in and to the Assets free and clear of any and all Encumbrances consistent with this Agreement, and to do any and all such further acts and things as may be reasonably necessary to effect completely the intent of this Agreement.

10.8                        Amendment and Waiver.  The Parties may by mutual written agreement amend this Agreement in any respect; and any Party, as to such Party, may (a) extend the time for the performance of any of the obligations of any other Party; (b) waive any inaccuracies in representations by any other Party; (c) waive compliance by any other Party with any of the agreements contained herein and performance of any obligations by such other Party; and (d) waive the fulfillment of any condition that is precedent to the performance by such Party of any of its obligations under this Agreement.  To be effective, any such amendment or waiver must be in writing and be signed by the Party against whom enforcement of the same is sought.

10.9                        Entire Agreement.  This Agreement and the Schedules and Exhibits hereto, each of which is hereby incorporated herein, the Confidentiality Agreement, and the other documents executed and delivered pursuant hereto and contemporaneously herewith, set forth all of the representations, warranties, promises, covenants, agreements, conditions, and undertakings between the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.  This Agreement does not, and is not intended to, confer upon any Person (other than the Buyer Indemnified Persons and Seller Indemnified Persons pursuant to Article IX) any rights or remedies hereunder.

10.10                 Severability.  The invalidity of any one or more covenants, phrases, clauses, sentences, or paragraphs of this Agreement shall not affect the remaining portions of this Agreement,

or any part thereof, and in case of any such invalidity this Agreement shall be construed as if such invalid covenants, phrases, clauses, sentences, or paragraphs had not been inserted.

10.11                 Expenses.  Except as otherwise expressly agreed herein, the Buyer, on the one hand, and the Sellers and the Principals on the other hand, will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

10.12                 Interpretation.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  If a word or phrase is defined, its other grammatical forms have a corresponding meaning.  A reference to a person, corporation, trust, estate, partnership, or other entity includes any of them.  A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.  A reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns.  A reference to a statute, regulation or other law includes any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder.  A reference to a writing includes a facsimile or email transmission of it and any means of reproducing of its words in a tangible and permanently visible form.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. The word “including,” “include,” “includes” and all variations thereof shall mean “including, without limitation”.  The Schedules attached to this Agreement are incorporated herein by reference and made a part of this Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  The word “or” will have the inclusive meaning represented by the phrase “and/or”.  “Shall” and “will” have equal force and effect.  Unless otherwise specified, all references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Savings Time, as applicable, on the date in question in Houston, Texas.  References to “$” or to “dollars” shall mean the lawful currency of the United States of America.  No action shall be required of the Parties except on a Business Day and in the event an action is required on a day which is not a Business Day, such action shall be required to be performed on the next succeeding day which is a Business Day.   All references to “day” or “days” shall mean calendar days unless specified as a “Business Day.”  Time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.  The term “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Houston, Texas are authorized or required by law to close and the term “Person” means any individual, joint venture, corporation, general or limited partnership, limited liability company or other entity.

10.13                 Virtual Closing.  A signature page to this Agreement or any other document prepared in connection with the transactions contemplated hereby which contains a copy of a Party’s signature and which is sent by such Party or its agent with the apparent intention (as reasonably evidenced by the actions of such Party or its agent) that it constitute such Party’s execution and delivery of this Agreement or such other document, including a document sent by facsimile transmission or by email in portable document format (pdf), shall have the same effect as if such Party had executed and delivered an original of this Agreement or such other document.  Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the Party’s intent or the effectiveness of such signature.

 [SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

SELLERS:

BACK TO BED INC.

By:	/s/ Glenn Haneberg
Name:	Glenn Haneberg
Title:	President

M WORLD MATTRESS LLC

By:	/s/ Glenn Haneberg
Name:	Glenn Haneberg
Title:	Manager

TBE ORLANDO LLC

By:	/s/ Vito Favia
Name:	Vito Favia
Title:	Manager

MIFORMA, LLC

By:	/s/ Vito Favia
Name:	Vito Favia
Title:	Manager

(Signature Page to Asset Purchase Agreement)

HILLTOP LEASING, INC.

By:	/s/ Vito Favia
Name:	Vito Favia
Title:	President

MATTRESS, INC.

By:	/s/ Glenn Haneberg
Name:	Glenn Haneberg
Title:	President

MATTRESS EXPRESS, LLC

By:	/s/ Glenn Haneberg
Name:	Glenn Haneberg
Title:	Manager

MCSTORES, LLC

By:	/s/ Vito Favia
Name:	Vito Favia
Title:	Manager

DREAMZ AGENCY, INC.

By:	/s/ Vito Favia
Name:	Vito Favia
Title:	Manager - President

(Signature Page to Asset Purchase Agreement)

PRINCIPALS:

/s/ Glenn Haneberg
Name:	Glenn Haneberg

/s/ Vito Favia
Name:	Vito Favia

BUYER:

MATTRESS FIRM, INC.

By:	/s/ Alex Weiss
Name:	Alex Weiss
Title:	Executive Vice President and Chief Financial Officer

(Signature Page to Asset Purchase Agreement)

SCHEDULES

The following schedules and exhibits have been omitted from the copy of this Asset Purchase Agreement filed with the Securities and Exchange Commission. Mattress Firm Holding Corp. hereby agrees to furnish a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request therefor.

EXHIBITS:

Exhibit B	Haneberg Offer Letter
Exhibit C	Favia Offer Letter

SCHEDULES:

Schedule 1.1(b)	List of Facilities
Schedule 1.1(c)	List of Permits
Schedule 1.1(d)(i)	List of Lease Agreements
Schedule 1.1(d)(iii)	Contracts
Schedule 1.1(k)	Vehicles
Schedule 1.2(a)	Excluded Assets and Personal Property
Schedule 2.2(a)	Historical Accounting Practices
Schedule 2.3	Vendor Payments
Schedule 2.5	Lease Reimbursements
Schedule 4.1(c)	Exception to No Conflict or Breach
Schedule 4.1(d)	Capitalization
Schedule 4.1(f)(i)	Financial Statements
Schedule 4.1(f)(ii)	Net Sales by Facility
Schedule 4.1(g)	Encumbrances on Assets
Schedule 4.1(g)(iii)	Intellectual Property
Schedule 4.1(i)	Employees
Schedule 4.1(k)	Subsequent Events
Schedule 4.1(o)	Environmental
Schedule 4.1(p)	Undisclosed Liabilities
Schedule 4.1(q)(i)	Real Estate
Schedule 4.1(q)(iii)	Real Estate
Schedule 4.1(r)	Insurance
Schedule 8.1(d)	Specific Assumed Leases

Exhibit A

Form of Escrow Agreement

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is entered into as of August [    ], 2014, by and among Mattress Firm, Inc., a Delaware corporation (“Buyer”), Blackhawks SC 2015, LLC, a Florida limited liability company (“BSC”), in its capacity as representative for (i) Back to Bed Inc., an Illinois corporation (“Back to Bed”), (ii) M World Mattress LLC dba Bedding Experts, an Illinois limited liability company (“Bedding Experts”), (iii) TBE Orlando LLC dba Bedding Experts and dba Mattress Barn, a Florida limited liability company (“Mattress Barn”), (iv) Miforma, LLC, a Florida limited liability company (“Miforma”), (v) Hilltop Leasing, Inc., an Illinois corporation (“Hilltop”), (vi) Mattress, Inc., an Illinois corporation (“Mattress”), (vii) Mattress Express, LLC, an Illinois limited liability company (“Express”), (viii) MCStores LLC, a Florida limited liability company (“MCStores”) and (ix) Dreamz Agency, Inc., an Illinois corporation (“Dreamz” and, together with Back to Bed, Bedding Experts, Mattress Barn, Miforma, Hilltop, Mattress, Express and MCStores, through BSC, “Sellers” and each individually, a “Seller”), and JPMorgan Chase Bank, N.A. (“Escrow Agent”).  Buyer and BSC may be referred to herein individually as a “Party,” and collectively as the “Parties.”  Capitalized terms not otherwise defined in this Escrow Agreement shall have the meanings set forth in the Purchase Agreement (defined below), provided however, for purposes of this Agreement, only the terms defined herein shall be applicable to the Escrow Agent as defined in this Agreement.

W I T N E S S E T H:

WHEREAS, Buyer and Sellers (other than BSC) are parties to that certain Asset Purchase Agreement dated as of August 28, 2014, by and among Buyer, Sellers (other than BSC) and the Principals (as defined therein) (as the same may be amended or modified from time to time in accordance with its terms, the “Purchase Agreement”), providing for, among other things, the acquisition by Buyer from Sellers of substantially all of the assets of Sellers;

WHEREAS, pursuant to Section 2.6(b) of the Purchase Agreement, at the closing of the transactions contemplated thereunder, Buyer will deposit with Escrow Agent an aggregate amount equal to $6,000,000 (the “Escrow Amount”), which shall provide a source of funds during the term of this Agreement for the purpose of satisfying any claims for indemnification of the Buyer Indemnified Persons (as defined in the Purchase Agreement) pursuant to Article IX of the Purchase Agreement;

WHEREAS, Sellers’ agreement to execute and deliver this Agreement at the closing of the transactions contemplated by the Purchase Agreement is a material inducement to Buyer’s execution and delivery of the Purchase Agreement and its consummation of the transactions contemplated thereby;

WHEREAS, each Seller hereby designates BSC to act in its capacity as representative on their behalf under the terms and conditions set forth in this Agreement; and

WHEREAS, Buyer and BSC desire to appoint Escrow Agent as the escrow agent, and Escrow Agent desires to accept such appointment, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Escrow Agent and the Parties hereby agree as follows:

1.                                      Appointment of and Acceptance by Escrow Agent.  The Parties hereby appoint and designate Escrow Agent to receive the Escrow Amount, maintain possession of the Escrow Funds (as defined below) and act as escrow agent for the purposes set forth herein, and Escrow Agent hereby accepts such appointment and designation under the terms and conditions set forth herein.  The Escrow Agent shall have all of the rights, powers, duties and obligations provided in this Agreement.

2.                                      Escrow Deposit.  Buyer shall, upon the execution and delivery of this Agreement, deposit with Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount to be held by Escrow Agent pursuant to the terms of this Agreement.  The Escrow Amount, together with all products and proceeds thereof (including all interest, gains and other income earned with respect thereto), shall be known collectively as the “Escrow Funds.”  Escrow Agent shall not disburse or release the Escrow Funds except in accordance with the express terms and conditions of this Agreement.

3.                                      Escrow Account.  The Escrow Funds shall be deposited into an interest bearing account and shall be insured up to the maximum amount allowed by the FDIC and be maintained in accordance with the terms of this Agreement (the “Escrow Account”).

4.                                      Investment of the Escrow Funds.

(a)                                 During the term of this Agreement, the Escrow Funds in the Escrow Account shall be held in one or more demand deposit accounts and invested and reinvested in an interest bearing demand deposit account at JPMorgan Chase Bank, N.A. or a successor investment offered by Escrow Agent, unless otherwise jointly instructed in writing by the Parties .  An interest bearing demand deposit account has rates of interest or compensation that may vary from time to time as determined by the Escrow Agent.  Instructions to make any other investment (“Alternative Investment”) must be in writing jointly executed by an Authorized Representative (as defined in Section 24(a) below) of each of the Parties and shall specify the type and identity of the investments to be purchased and/or sold.  If applicable, Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity, as directed by each of the Parties.  Escrow Agent or any of its affiliates may receive reasonable compensation with respect to any Alternative Investment directed hereunder, including charging any applicable reasonable and customary agency fee or transaction fee in connection with each transaction.  The Parties recognize and agree that Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any investment described herein.  Market values, exchange rates and other valuation information (including market value, current value or notional value) of any Alternative Investment furnished in any report or statement may be obtained from third party sources and is furnished for the exclusive use of the Parties.  Escrow Agent has no responsibility whatsoever to determine the market or other value of any Alternative Investment and makes no representation or warranty, express or implied, as to the accuracy of any such valuations or that any values necessarily reflect the proceeds that may be received on the sale of an Alternative Investment.

(b)                                 Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever Escrow Agent shall be required to distribute the Escrow Funds pursuant to the terms of this Agreement or as otherwise contemplated in this Agreement.  Escrow Agent shall not be liable for failure to invest or reinvest funds or, in the case of an Alternative Investment, for the failure of the Parties to give Escrow Agent instructions to invest or reinvest the Escrow Funds.  Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity.

(c)                                  Receipt, investment, reinvestment and disbursement of the Escrow Funds shall be confirmed by Escrow Agent monthly by account statements provided to the Parties.  No other accounting or special reporting shall be prepared by the Escrow Agent.

5.                                      Release of Escrow Funds.  Upon receipt of (i) joint written instructions executed by both an Authorized Representative of Buyer and an Authorized Representative of BSC setting forth instructions to Escrow Agent as to the payment of all or any portion of the applicable Escrow Funds, or (ii) a certified copy of a final, binding and non-appealable judgment or order of a court of competent jurisdiction (an “Order”) that decided the underlying claim with respect to such amount (with concurrent delivery of a copy thereof to the other Party) setting forth instructions to Escrow Agent as to the payment of all or any portion of the Escrow Funds, accompanied by written notice from an Authorized Representative of either Buyer or BSC effectuating such Order, Escrow Agent shall be entitled to conclusively rely upon any such joint written instructions or Order and shall pay the instructed amount of Escrow Funds (to the extent of the applicable Escrow Funds then held by Escrow Agent) in accordance with such joint written instructions or Order.  Escrow Agent shall not be obligated or liable to confirm the validity of any Order or the final or non-appealable nature thereof to which such instruction refers or to make any determination as to whether or not such Order is final, its only obligation being to rely in good faith on such Order delivered to Escrow Agent pursuant to the terms hereof.  Escrow Agent shall not release Escrow Funds from the Escrow Account other than in accordance with this Section 5 or Sections 7(e) or 8 below.

6.                                      Disposition and Termination.  Upon release and distribution of the full amount of the Escrow Funds by Escrow Agent in accordance with Section 5 or any other provision hereof, this Agreement shall terminate and have no further force and effect, subject to the provisions of Section 0 hereof.

7.                                      Escrow Agent’s Rights and Responsibilities.  Escrow Agent agrees to hold the Escrow Funds and to perform its obligations in accordance with the terms and provisions of this Agreement.  The Parties agree that Escrow Agent shall not assume any responsibility for the failure of the Parties to perform in accordance with the Purchase Agreement or this Agreement and Escrow Agent has no knowledge of, nor any obligation to comply with, the terms and conditions of any other agreement between the Parties.  The acceptance by Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions, which the Parties agree shall govern and control with respect to Escrow Agent’s rights, duties and liabilities hereunder:

(a)                                 Documents.  Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document furnished to it, not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which Escrow Agent in good faith believes to be genuine and what it purports to be.  Should it be necessary for Escrow Agent to act upon any instructions, directions, documents or instruments issued or signed by or on behalf of any corporation, partnership, fiduciary or individual acting on behalf of a Party hereto, it may be necessary for Escrow Agent to inquire into such corporation’s, partnership’s, fiduciary’s or individual’s authority; provided that Escrow Agent believes in good faith that the authority of such entity or individual is genuine.  The Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrow Funds, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 24 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required thereunder.

(b)                                 Liability.  Escrow Agent shall not be liable for action taken, suffered or omitted to be taken in good faith, except to the extent that a final adjudication of a court of competent jurisdiction determines that Escrow Agent’s gross negligence, bad faith, willful misconduct or fraud was the cause of any loss to either Party. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other similar causes reasonably beyond its control.  Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duty, shall be implied.  Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents.  In the event that Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, or if Escrow Agent receives conflicting instructions from the Parties, it shall be entitled to (a) refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given (i) joint written instructions executed by an Authorized Representative of each of Buyer and BSC, which eliminate such ambiguity or uncertainty to the satisfaction of Escrow Agent or (ii) an Order (it being understood that the Escrow Agent shall be entitled conclusively to rely and act upon any such Order and shall have no obligation to determine whether any such Order is final); or (b) file an action in interpleader.  The Parties agree to pursue any redress or recourse in connection with any dispute between them without making Escrow Agent a party to the same.  Anything in this Agreement to the contrary notwithstanding, in no event shall Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(c)                                  Legal Counsel.  Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or its duties hereunder, and, except as provided in Section 7(b) hereof, it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel.

(d)                                 Limitation of Duties.  Escrow Agent shall have no duties except those which are expressly set forth herein and it shall not be bound by any agreement of the Parties (whether or not it has any knowledge thereof) other than this Agreement.

(e)                                  Resignation or Termination of Escrow Agent.  Escrow Agent shall have the right to resign at any time by giving 30 days’ advance written notice of such resignation to the Parties, and the Parties shall have the right to terminate the services of Escrow Agent hereunder at any time by giving 30 days’ advance written notice (with such written notice being signed by Buyer and BSC) of such termination to Escrow Agent, in each case specifying the effective date of such resignation or termination.  Within five (5) Business Days (hereinafter defined) after receiving or delivering such notice, as the case may be, the Parties agree to appoint a successor Escrow Agent to which Escrow Agent shall disburse the Escrow Funds then held hereunder.  If a successor Escrow Agent has not been appointed or has not accepted such appointment by the end of such 30-day period, Escrow Agent may (i) interplead the Escrow Funds with a court of competent jurisdiction in the State of Texas for the appointment of a successor Escrow Agent, and as between the Parties, the costs, expenses and reasonable attorneys’ fees which are incurred in connection with any such proceeding shall be shared equally by Buyer, on the one hand, and BSC, on the other hand; or (ii) appoint a successor escrow agent of its own choice.  Any appointment of a successor escrow agent shall be binding upon the Parties and no appointed successor escrow agent shall be deemed to be an agent of Escrow Agent.  Except as otherwise agreed to in writing by the Parties, no Escrow Funds shall be released from the Escrow Account following the resignation or termination of the Escrow Agent unless and until a successor Escrow Agent has been appointed in accordance with this Section 7(e) or in accordance with the directions of an Order, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 0.

(f)                                   Discharge of Escrow Agent.  Upon disbursement of all of the Escrow Funds pursuant to the terms of Sections 0 and 6 above or delivery thereof to a successor escrow agent in accordance with this Agreement, Escrow Agent shall thereafter be discharged from any further obligations hereunder, except pursuant to Section 7(b).  Escrow Agent is hereby authorized, in any and all events, to comply with and obey any and all Orders and, if it shall so comply or obey, it shall not be liable to any other person or entity by reason of such compliance or obedience.

8.                                      Income Tax Allocation and Reporting; Tax Distributions.

(a)                                 The Parties agree that only for U.S. federal and all applicable state tax purposes the Escrow Amount deposited by Buyer with Escrow Agent pursuant to this Agreement shall be treated as being held for the benefit of Sellers.  The Parties further agree that all income earned from the investment of the Escrow Funds shall be allocated to BSC, on behalf of the Sellers for tax purposes whether or not such income is distributed during such year.  Escrow Agent shall report to the Internal Revenue Service (“IRS”), or any other taxing authority, as of each calendar year-end on IRS Form 1099 or 1042-S (or other appropriate form), all income earned from the investment of the Escrow Funds for the account of BSC, on behalf of the Sellers, as and to the extent required under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder, as amended.  For the avoidance of doubt, in no event shall the income earned from the investment of the Escrow Funds be reported as earned for the account of Buyer.  The Parties hereby represent to Escrow Agent that no other tax reporting of any kind is required given the underlying transaction giving rise to this Agreement.

(b)                                 As an agreement with which Escrow Agent need not be concerned with respect to the underlying transaction, (i) at the time any amounts are distributed by Escrow Agent to

BSC, on behalf of the Sellers, or Buyer (except for amounts attributable to income earned from the investment of the Escrow Funds), BSC and Buyer shall jointly prepare a detailed schedule indicating the allocation of the disbursement amount from the Escrow Amount between (1) principal, (2) imputed interest to be reported on IRS Form 1099-INT, (3) Original Issue Discount (“OID”) to be reported on IRS Form 1099-OID, and/or (4) the portion of the Escrow Amount delivered to Buyer, along with the relevant payee tax information, documentation, and proportionate interest thereof, and (ii) based upon the schedule so prepared, Buyer shall issue Form(s) 1099 to Sellers reflecting such imputed interest and/or OID set forth on such schedule.

(c)                                  The Parties agree with Escrow Agent that no withholding under Section 1445 of the Code is required in connection with the underlying transaction because Sellers (i) are not nonresident aliens for purposes of U.S. federal income taxation, (ii) are not foreign corporations, foreign partnerships, foreign trusts, or foreign estates (as those terms are defined in the Code and the Treasury regulations promulgated thereunder), and (iii) are not disregarded entities as defined in Treasury regulations Section 1.1445-2(b)(2)(iii).

(d)                                 Any taxes payable on income earned from the investment of the Escrow Funds shall be paid by BSC, on behalf of the Sellers, as and to the extent required under the provisions of the Code and its regulations.  In order to permit BSC, on behalf of the Sellers to satisfy their tax obligations attributable to the taxable income and gain earned from the investment of the Escrow Funds, 10 days after the end of each calendar quarter (a “Quarter”) during which any Escrow Funds are on balance in the Escrow Account, Escrow Agent shall distribute to BSC, on behalf of the Sellers, an amount equal to 45% of all income earned on the investment of the Escrow Funds during such Quarter (the “Tax Distribution”). Unless directed otherwise by an Authorized Representative of BSC, the Escrow Agent shall use the wiring instructions in Section 24(b) below.

(e)                                  Escrow Agent shall have no responsibility for the preparation or filing of any tax or information return with respect to any transaction, whether or not related to this Agreement (or a related agreement), that occurs outside the escrow created by this Agreement.

(f)                                   The Parties shall each furnish Escrow Agent with an IRS Form W-8 or IRS Form W-9, as applicable.  Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities.

(g)                                  Except as otherwise required by applicable law, neither any Party nor Escrow Agent shall take any position for U.S. federal or applicable state income tax purposes that is inconsistent with the provisions of this Section 0.

9.                                      Indemnification.  The Parties shall jointly and severally indemnify and defend Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (“Indemnitees”) from and to hold them harmless against any losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs, and reasonable expenses (including reasonable attorneys’ fees and expenses) (other than the normal administrative and other costs associated with acting as an escrow agent, for which Escrow Agent shall be compensated in accordance with Section 0) (collectively “Losses”) arising out of or in connection with (i) Escrow Agent’s performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of any Indemnitee, or (ii) Escrow Agent’s following any instructions or directions in accordance with the terms of this Agreement, except in the case of any Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been caused by the bad faith, fraud, gross negligence or willful misconduct of such Indemnitee.  The indemnity obligations set forth in this Section 0 shall survive the resignation, replacement or removal of Escrow Agent or the termination of this Agreement.

10.                               Escrow Costs.  (a) Escrow Agent shall be paid reasonable fees for the services to be rendered hereunder and shall be reimbursed for certain reasonable, out-of-pocket expenses incurred in accordance with the performance of such services, which fees and reimbursable expenses are set forth on Schedule A attached hereto.  Buyer will pay 50% of such fees and expenses referenced in this Section 0, and BSC shall pay the other 50% of such fees and expenses.  (b) Each of the Parties further agrees to the disclosures and agreements set forth in Schedule A.

11.                               Limitations on Rights to Escrow Funds.  The Parties agree that neither of them shall have any right, title or interest in or to, or possession of, the Escrow Funds and therefore shall not have the right to pledge, convey, hypothecate or grant as security all or any portion of the Escrow Funds, unless and until such Escrow Funds have been disbursed pursuant to Section 0 above.  Accordingly, Escrow Agent shall be in sole possession of the Escrow Funds and, subject to Section 25 of this Agreement and without in any way affecting Escrow Agent’s right thereunder, no creditor of any of the Parties shall have any right to have or to hold or otherwise attach or seize all or any portion of the Escrow Funds as collateral for any obligation and shall not be able to obtain a security interest in any of the Escrow Funds unless and until such Escrow Funds have been released pursuant to Section 5 above.

12.                               Notices.  Except as otherwise provided in Section 24 below, all communications hereunder shall be in writing or set forth in a PDF (hereinafter defined) attached to an email, and all such communications from a Party to another Party or from a Party or the Parties to Escrow Agent shall be executed by an Authorized Representative, and shall be delivered in accordance with the terms of this Agreement by facsimile, to the extent one is provided below (with delivery confirmation), email (with delivery confirmation) or overnight courier (providing proof of delivery) only to the appropriate fax number, email address, or notice address set forth for each party as follows:

To Buyer:	Mattress Firm, Inc. 5815 Gulf Freeway Houston, Texas 77023 Attention: Steve Stagner and Alex Weiss Facsimile No.: 713-921-4053 Email: Steve.Stagner@mattressfirm.com Email Alex.Weiss@mattressfirm.com

with a copy (which shall not constitute notice) to:	Mattress Firm, Inc. 5815 Gulf Freeway Houston, Texas 77023 Attention: Kindel L. Elam, General Counsel Facsimile No.: 713-921-4053

Email: kindel.elam@mattressfirm.com

and with a copy (which shall not constitute notice) to:	Fulbright & Jaworski LLP Fulbright Tower 1301 McKinney, Suite 5100 Houston, Texas 77010 Attention: Gene G. Lewis Facsimile No.: (713) 651-5246 Email: gene.lewis@nortonrosefulbright.com

To BSC:	Blackhawks SC 2015, LLC 700 Hilltop Dr. Itasca, IL 60143 Attention: Glenn Haneberg and Vito Favia Facsimile No.: (866) 286-1815 Email: vitofavia61@gmail.com and with a copy (which shall not constitute notice) to:

Kelleher & Buckley, LLC

102 S. Wynstone Park Drive, Suite 100

North Barrington, IL 60010

Attention: David P. Buckley, Jr. and Vasili D. Russis

Facsimile No.: (847) 382-9135

Email: dbuckley@kelleherbuckley.com

Email: vrussis@kelleherbuckley.com

To Escrow Agent:	JPMorgan Chase Bank, N.A. 712 Main Street, 5th Floor South Houston, Texas 77002 Attn: Susie Becvar, Escrow Services Tel: 713-216-1691 Facsimile No.: 713-216-6927 Email: sw.escrow@jpmorgan.com

Any party hereto may change the address to which notices, requests, claims, and other communications hereunder are to be delivered by giving the other parties hereto prior written notice thereof in the manner herein set forth in this Section 0.

13.                               Entire Agreement; Amendments.  This Agreement contains the entire understanding of the Parties, on the one hand, and Escrow Agent, on the other hand, with respect to the subject matter hereof and supersedes any prior understandings or agreements by or between the Parties, on the one hand, and Escrow Agent, on the other hand, whether written or oral, that may have related to the subject matter hereof in any way.  This Agreement may be amended, or any provision of this Agreement may be waived, so long as such amendment or waiver is set forth in a writing executed by each of the Parties and Escrow Agent.  No course of dealing between the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party hereto under or by reason of this

Agreement.  Notwithstanding anything in this Agreement to the contrary, as between the Parties, if there is an inconsistency between the provisions of this Agreement and the provisions of the Purchase Agreement, the provisions of the Purchase Agreement will control.

14.                               Assigns and Assignment.  This Agreement may not be assigned without the prior consent of Escrow Agent and each of the Parties, but all actions taken hereunder shall inure to the benefit of and shall be binding upon the Parties and Escrow Agent and upon all of their respective successors and assigns; provided, however, that Escrow Agent shall not be permitted to assign its obligations hereunder except as provided in Section 7(e) hereof and except to any entity into which Escrow Agent may be merged or consolidated or to any entity to whom Escrow Agent may transfer all or substantially all of its escrow business as long as such entity assumes in writing all of the obligations of Escrow Agent hereunder.  Furthermore, the Escrow Agent must be satisfied with all required Patriot Act, Know Your Customer (“KYC”), Anti-Money Laundering (“AML”), and other information delivered by the assigning Party, including new contact information for notices, new funds transfer instructions and an updated Schedule 1,  prior to such assignment becoming effective and allow a reasonable amount of time for the Escrow Agent to perform its due diligence involving the review of such information.

15.                               No Other Third Party Beneficiaries.  Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any party other than Escrow Agent, the Parties and their permitted assigns any rights or remedies under or by reason of this Agreement.

16.                               Interpretation.  The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

17.                               No Waiver.  No waiver by any party hereto of any default by any other party hereto in the performance of any provision, condition, or requirement herein shall be deemed to be a waiver of, or in any manner release the defaulting party from, performance of any other provision, condition, or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the defaulting party from future performance of the same provision, condition, or requirement.  Any delay or omission of any party hereto to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter.  The failure of any party hereto to perform its obligations hereunder shall not release the other parties hereto from the performance of such obligations.

18.                               Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, provided that any provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction will not affect the enforceability of the remaining terms and provisions hereof or the enforceability of the offending term or provision in any other situation or in any other jurisdiction.

19.                               No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, and no rule of strict construction shall be applied against any party hereto.  The term “including” as used herein shall be by way of example, and shall not be deemed to constitute a limitation of any term or provision contained herein.  Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.

20.                               Disbursements on Non-Business Days.  In the event that a disbursement of Escrow Funds hereunder is required to be made on a date that is not a Business Day, such release may be made on the next succeeding Business Day with the same force and effect as if made when required.  “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Houston, Texas are authorized or required by law to close.

21.                               Governing Law.  The legal relations between the Parties, on the one hand, and Escrow Agent, on the other hand, with respect hereto shall be governed by and construed in accordance with the domestic laws of the State of Texas without regard or giving effect to any choice or conflict of law provision or rule (whether of such state or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than such state.  Escrow Agent and the Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising under this Agreement that involves Escrow Agent, on the one hand, and either or both of the Parties, on the other hand.

22.                               Choice of Forum.  Any dispute, controversy, claim, or action arising out of or relating to this Agreement involving Escrow Agent, on the one hand, and either or both of the Parties, on the other hand, each as amended from time to time, including regarding the validity or effect of this Agreement or the performance, validity, interpretation, application, or termination hereof, shall be brought in the federal or state courts located in the City of Houston, State of Texas.  With respect to all such disputes, controversies, claims, or actions arising out of or relating to this Agreement involving Escrow Agent, on the one hand, and either or both of the Parties, on the other hand, each of the Parties and Escrow Agent (a) irrevocably submits to the exclusive jurisdiction of each such court in any such dispute, controversy, claim, or action, (b) waives any objection it may now or hereafter have to venue or to an inconvenient forum, (c) agrees that all such disputes, controversies, claims, and actions shall be heard and determined only in such courts, and (d) agrees not to bring any dispute, controversy, claim, or action arising out of or relating to this Agreement or any documents contemplated hereby in any other court.  To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Party shall not claim, and hereby irrevocably waives, such immunity.

23.                               Counterparts.  This Agreement and any joint instructions may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether otherwise transmitted via electronic transmission), by electronic mail in “portable document format” (“PDF”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and Escrow Agent and may be used in lieu of an original Agreement for all purposes.  Signatures of the Parties and Escrow Agent transmitted by facsimile or other electronic transmission shall be deemed to be original signatures of each party whose signature it reproduces and shall be binding upon such party for all purposes.  Minor variations in the form of signature pages of this Agreement, including footers from earlier versions of this Agreement, shall be disregarded in determining the intent of a Party or Escrow Agent or the effectiveness of such signature.

24.                               Security Procedures.  Notwithstanding anything to the contrary set forth in Section 0, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, must be in writing or set forth in a PDF attached to an email, executed by the appropriate Party or Parties in accordance with the terms of this Agreement, may be given to Escrow Agent only by confirmed facsimile or by emailed PDF and no instruction for or related to the transfer or distribution of the Escrow Funds, or any portion thereof, shall be deemed delivered and effective unless Escrow Agent actually shall have received such instruction by facsimile or by emailed PDF at the number or email provided to the Parties by Escrow Agent in accordance with Section 0 and as further evidenced by a confirmed transmittal to that number or email address and Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder.  Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Escrow Funds if delivered to any other fax number or email address including but not limited to a valid email address of any employee of Escrow Agent.

(a)                                 In the event funds transfer instructions are so received by Escrow Agent by facsimile or emailed PDF, which has been executed by the appropriate Party or Parties as evidenced by the signature of the person or persons executing this Agreement or one of their designated persons set forth on the Designation of Authorized Representatives attached hereto as Schedules B-1 and B-2 (each an “Authorized Representative”), Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on such Schedules B-1 and B-2 hereto, and Escrow Agent may rely upon the confirmation of anyone purporting to be an Authorized Representative.  Each Designation of Authorized Representatives shall be signed by the Secretary, any Assistant Secretary or other duly authorized officer of the named Party.  The person(s) executing this Agreement on such Party’s behalf and certifying Authorized Representatives in the applicable Schedule B-1 and B-2 have been duly and properly authorized to do so, and each Authorized Representative of such Party has been duly and properly authorized to take the actions specified for such person in the applicable Schedule B-1 and B-2.  A Party may change its respective persons and telephone numbers for call-backs only in a writing actually received and acknowledged by Escrow Agent. Escrow Agent, any intermediary bank and the beneficiary’s bank in any funds transfer may rely upon the identifying number of the beneficiary’s bank or any intermediary bank included in the funds transfer instruction provided by the relevant Party or Parties and confirmed by an Authorized Representative.  Further, the beneficiary’s designated bank in the funds transfer instructions may make payment on the basis of the account number provided in such Party’s or the Parties’ instruction and confirmed by an Authorized Representative, even though it identifies a person different from the named beneficiary.  No funds will be disbursed until an Authorized Representative is able to confirm such instructions by telephone callback.

(b)                                 Buyer acknowledges that Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Buyer under this Agreement without a verifying call-back as set forth in Section 0 above:

Buyer’s Bank account information:	Bank name:
Bank address:

ABA number:

Account name:
Account number:

BSC acknowledges that Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to the BSC, on behalf of the Sellers, under this Agreement without a verifying call-back as set forth in Section 0 above:

BSC’s Bank account information:	Bank name:
Bank address:

ABA number:

Account name:
Account number:

(c)                                  In addition to their respective funds transfer instructions as set forth in Section 0 above, the Parties acknowledge that repetitive funds transfer instructions may be given to Escrow Agent for one or more beneficiaries where only the date of the requested transfer, the amount of funds to be transferred, and/or the description of the payment shall change within the repetitive instructions (“Standing Settlement Instructions”).  Accordingly, the Parties shall deliver to Escrow Agent such specific Standing Settlement Instructions only for each respective beneficiary, by facsimile in accordance with this Section 24.  Any such Standing Settlement Instructions shall be set up in writing in advance of any actual transfer request and shall contain complete funds transfer information (as set forth above) for the beneficiary.  Any such set-up of Standing Settlement Instructions (other than those established concurrently with the execution of this Agreement), and any changes in existing set-up, shall be confirmed by means of a verifying callback to an Authorized Representative.  Standing Settlement Instructions will continue to be followed until cancelled by the Parties jointly in a writing signed by an Authorized Representative and delivered to Escrow Agent in accordance with this Section.  Once set up as provided herein, Escrow Agent may rely solely upon such Standing Settlement Instructions and all identifying information set forth therein for each beneficiary.  Escrow Agent may rely solely upon such Standing Settlement Instructions and all identifying information set forth therein for each beneficiary.  Escrow Agent and the Parties agree that such Standing Settlement Instructions shall be effective as the funds transfer instructions of the Parties, without requiring a verifying callback, whether or not authorized, if such Standing Settlement Instructions are consistent with previously authenticated Standing Settlement Instructions for that beneficiary.

(d)                                 The Parties acknowledge that there are certain security, corruption, transmission error and access availability risks associated with using open networks such as the internet and the Parties hereby expressly assume such risks.  Furthermore, the Parties acknowledge that the security procedures set forth in this Section 24 are commercially reasonable.

25.                               Compliance with Court Orders.  In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

26.                               Patriot Act Disclosure.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and Escrow Agent’s identity verification procedures require Escrow Agent to obtain information which may be used to confirm the Parties’ identities including name, address and organizational documents (“identifying information”). The Parties agree to provide Escrow Agent with and consent to Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by Escrow Agent.

27.                               Information.  The Parties authorize the Escrow Agent to disclose information with respect to this Agreement and the account(s) established hereunder, the Parties, or any transaction hereunder if such disclosure is: (i) necessary or desirable, in the Escrow Agent’s opinion, for the purpose of allowing the Escrow Agent to perform its duties and to exercise its powers and rights hereunder; (ii) to a proposed assignee of the rights of Escrow Agent; (iii) to a branch, affiliate, subsidiary, employee or agent of the Escrow Agent or to their auditors, regulators or legal advisers or to any competent court; (iv) to the auditors of any of the Parties; or (v) as permitted or required by applicable law, regardless of whether the disclosure is made in the country in which each Party resides, in which the escrow account is maintained, or in which the transaction is conducted.  The Parties agree that such disclosures by the Escrow Agent and its affiliates may be transmitted across national boundaries and through networks, including those owned by third parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

BSC:

BLACKHAWKS SC 2015, LLC

By:
Name:
Title:

BUYER:

MATTRESS FIRM, INC.

By:
Name:
Title:

ESCROW AGENT:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

Signature Page to

Escrow Agreement

Schedule A

Schedule of Fees and Disclosures for Escrow Agent Services

Based upon our current understanding of your proposed transaction, our fee proposal is as follows:

Account Acceptance Fee	Waived

Encompassing review, negotiation and execution of governing documentation, opening of the accounts, and completion of all due diligence documentation.  Payable upon closing.

Annual Administration Fee	$2,500.00

The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction.  Payable upon closing and annually in advance thereafter (commencing on the first anniversary of the date of this Agreement), without pro-ration for partial years.

Extraordinary Services and Out-of Pocket Expenses

Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank’s then standard rate.  Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges. The Escrow Agent may impose, charge, pass-through and modify fees and/or charges for any account established and services provided by Escrow Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fees, agency or trade execution fees and other charges, including those levied by any governmental authority.

Fee Disclosure & Assumptions

•                                     Please note that this fee quoted is subject to a review of the transaction documents provided and completion of an internal due diligence review. The Escrow Agent reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or conditions or other factors change from those used to set our fees.

•                                     Payment of the invoice is due upon receipt.

•                                     The escrow deposit shall be continuously invested in interest bearing demand deposit account. Interest bearing demand deposit accounts have rates of interest or compensation that may vary from time to time as determined by the Escrow Agent.

Schedule A to
Escrow Agreement

Disclosures and Agreements

Representations Relating to Section 15B of the Securities Exchange Act of 1934 (Rule 15Ba1-1 et seq.) (the “Municipal Advisor Rule).  Each Party represents and warrants to the Escrow Agent that for purposes of the Municipal Advisor Rules,  none of the funds (if any) currently invested, or that will be invested in the future, in money market funds, commercial paper or treasury bills under this Agreement constitute or contain (i) proceeds of municipal securities (including investment income therefrom and monies pledged or otherwise legally dedicated to serve as collateral or a source or repayment for such securities) or (ii) municipal escrow investments (as each such term is defined in the Municipal Advisor Rule).  Each Party also represents and warrants to the Escrow Agent that the person providing this certification has access to the appropriate information or has direct knowledge of the source of the funds to be invested to enable the forgoing representation to be made.  Further, each Party acknowledges that the Escrow Agent will rely on this representation until notified in writing otherwise.

Patriot Act Disclosure.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, you acknowledge that Section 326 of the USA PATRIOT Act and Escrow Agent’s identity verification procedures require Escrow Agent to obtain information which may be used to confirm your identity including without limitation name, address and organizational documents (“identifying information”). You agree to provide Escrow Agent with and consent to Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

OFAC Disclosure.  Escrow Agent is required to act in accordance with the laws and regulations of various jurisdictions relating to the prevention of money laundering and the implementation of sanctions, including but not limited to regulations issued by the U.S. Office of Foreign Assets Control.  Escrow Agent is not obligated to execute payment orders or effect any other transaction where the beneficiary or other payee is a person or entity with whom the Escrow Agent is prohibited from doing business by any law or regulation applicable to Escrow Agent, or in any case where compliance would, in Escrow Agent’s opinion, conflict with applicable law or banking practice or its own policies and procedures.  Where Escrow Agent does not execute a payment order or effect a transaction for such reasons, Escrow Agent may take any action required by any law or regulation applicable to Escrow Agent including, without limitation, freezing or blocking funds.  Transaction screening may result in delays in the posting of transactions.

Abandoned Property.  Escrow Agent is required to act in accordance with the laws and regulations of various states relating to abandoned property and, accordingly, shall be entitled to remit dormant funds to any state as abandoned property in accordance with such laws and regulations.

THE FOLLOWING DISCLOSURES ARE REQUIRED TO BE PROVIDED UNDER APPLICABLE U.S. REGULATIONS, INCLUDING, BUT NOT LIMITED TO, FEDERAL RESERVE REGULATION D.  WHERE SPECIFIC INVESTMENTS ARE NOTED BELOW, THE DISCLOSURES APPLY ONLY TO THOSE INVESTMENTS AND NOT TO ANY OTHER INVESTMENT.

Demand Deposit Account Disclosure.  Escrow Agent is authorized, for regulatory reporting and internal accounting purposes, to divide an escrow demand deposit account maintained in the U.S. in which the

Escrow Funds is held into a non-interest bearing demand deposit internal account and a non-interest bearing savings internal account, and to transfer funds on a daily basis between these internal accounts on Escrow Agent’s general ledger in accordance with U.S. law at no cost to the Parties.  Escrow Agent will record the internal accounts and any transfers between them on Escrow Agent’s books and records only.  The internal accounts and any transfers between them will not affect the Escrow Funds, any investment or disposition of the Escrow Funds, use of the escrow demand deposit account or any other activities under this Agreement, except as described herein. Escrow Agent will establish a target balance for the demand deposit internal account, which may change at any time.  To the extent funds in the demand deposit internal account exceed the target balance, the excess will be transferred to the savings internal account, unless the maximum number of transfers from the savings internal account for that calendar month or statement cycle has already occurred.  If withdrawals from the demand deposit internal account exceeds the available balance in the demand deposit internal account, funds from the savings internal account will be transferred to the demand deposit internal account up to the entire balance of available funds in the savings internal account to cover the shortfall and to replenish any target balance that Escrow Agent has established for the demand deposit internal account.  If a sixth transfer is needed during a calendar month or statement cycle, it will be for the entire balance in the savings internal account, and such funds will remain in the demand deposit internal account for the remainder of the calendar month or statement cycle.

Money Market Deposit Account Disclosure and Agreement.  If a Money Market Deposit Account (“MMDA”) is the investment for the escrow deposit as set forth above or anytime in the future, you acknowledge and agree that U.S. law limits the number of pre-authorized or automatic transfers or withdrawals or telephonic/electronic instructions that can be made from an MMDA to a total of six (6) per calendar month or statement cycle or similar period.  Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days notice prior to a withdrawal from a money market deposit account.

Unlawful Internet Gambling.  The use of any account to conduct transactions (including, without limitation, the acceptance or receipt of funds through an electronic funds transfer, or by check, draft or similar instrument, or the proceeds of any of the foregoing) that are related, directly or indirectly, to unlawful Internet gambling is strictly prohibited.

Schedule B-1

Mattress Firm, Inc.

DESIGNATION OF AUTHORIZED

REPRESENTATIVES

The undersigned, Kindel L. Elam, being the duly elected, qualified and acting Executive Vice President, General Counsel and Secretary of Mattress Firm, Inc. (“Mattress Firm”), does hereby certify:

1.        That each of the following persons is at the date hereof an Authorized Representative, as such term is defined in the Escrow Agreement, dated                                 , 20    , by and among Mattress Firm, BSC and Escrow Agent (the “Escrow Agreement”), that the signature appearing opposite each person’s name is the true and genuine signature of such person, and that each person’s contact information is current and up-to-date at the date hereof.  Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback and effect changes in Authorized Representatives, all in accordance with the terms of the Escrow Agreement.

NAME	SIGNATURE	TELEPHONE & CELL NUMBERS

Steve Stagner		(713) 923-1090
(cell)

Alex Weiss		(713) 923-1090
(cell)

(cell)

2.        That pursuant to Mattress Firm’s governing documents, as amended, the undersigned has the power and authority to execute this Designation of Authorized Representatives (“Designation”) on behalf of Mattress Firm, and that the undersigned has so executed this Designation this            day of             , 20    .

Signature:

Name:	Kindel L. Elam

Title:	Executive Vice President, General Counsel and
Secretary

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON THIS SCHEDULE B-1.

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature of the Authorized Representative authorizing said funds transfer on behalf of such Party.

Schedule B-2

Blackhawks SC 2015, LLC

DESIGNATION OF AUTHORIZED

REPRESENTATIVES

The undersigned,                                                 , being the duly elected, qualified and acting                                                  of Blackhawks SC 2015, LLC (“BSC”), does hereby certify:

1.           That each of the following persons is at the date hereof an Authorized Representative, as such term is defined in the Escrow Agreement, dated                                 , 20    , by and among Mattress Firm, BSC and Escrow Agent (the “Escrow Agreement”), that the signature appearing opposite each person’s name is the true and genuine signature of such person, and that each person’s contact information is current and up-to-date at the date hereof.  Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback and effect changes in Authorized Representatives, all in accordance with the terms of the Escrow Agreement.

NAME	SIGNATURE	TELEPHONE & CELL NUMBERS

Glenn Haneberg		[ ]
(cell)

Vito Favia		[ ]
(cell)

(cell)

2.         That pursuant to BSC’s governing documents, as amended, the undersigned has the power and authority to execute this Designation of Authorized Representatives (“Designation”) on behalf of BSC, and that the undersigned has so executed this Designation this            day of             , 20    .

Signature:

Name:

Title:

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON THIS SCHEDULE B-2.

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature of the Authorized Representative authorizing said funds transfer on behalf of such Party.